EXHIBIT 10.3

Dated 17 August 2018

Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited

and

Goldman Sachs International

LEASE

of

Plumtree Court, 25 Shoe Lane, London EC4A 4AU

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Ref L-268828

LEASE PARTICULARS - PART I
LR1 Date of Lease	17 August 2018
LR2 Title Number(s)	LR 2.1 Landlord’s Title Number(s) NGL805390, NGL170224, AGL358964 and AGL359132 LR 2.2 Other Title Numbers None
LR3 Parties to this Lease

Landlord

Farringdon Street Partners Limited (Company Number 07682337) whose registered office is at Peterborough Court, 133 Fleet Street, London EC4A 2BB incorporated in England and Wales

and

Farringdon Street (Nominee) Limited (Company Number 07682424) whose registered office is at Peterborough Court, 133 Fleet Street, London EC4A 2BB incorporated in England and Wales

Tenant Goldman Sachs International (Company Number 02263951) whose registered office is at Peterborough Court, 133 Fleet Street, London EC4A 2BB incorporated in England and Wales
LR4 Property

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

The property known as Plumtree Court, 25 Shoe Lane, London EC4A 4AU shown edged red on plan 1 annexed at Appendix 1 hereto and described in more detail in the First Schedule to and defined as “Premises” in this lease.

LR5 Prescribed statements etc	LR5.1 None LR5.2 None
LR6 Term for which the Property is leased	The term of twenty-five years commencing on the date which is the start of the Contractual Term, to be endorsed on the Lease immediately following the start of the Contractual Term
LR7 Premium	None

LR8 Prohibitions or restrictions on disposing of this lease	This lease contains a provision that prohibits or restricts dispositions
LR9 Rights of acquisition etc	LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land See clauses 7.7 and 7.8
LR9.2 Tenant’s covenant to (or offer to) surrender this lease None
LR9.3 Landlord’s contractual rights to acquire this lease None
LR10 Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None
LR11 Easements	LR11.1 Easements granted by this lease for the benefit of the Property See Second Schedule Part I
LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property See Second Schedule Part II
LR12 Estate rentcharge burdening the Property	None
LR13 Application for standard form of restriction

The parties to this Lease apply to enter the following standard form restrictions against title numbers NGL805390, NGL170224, AGL358964 and AGL359132

“No disposition of the registered estate (other than a charge) by the proprietor of the registered estate is to be registered without a certificate signed by a conveyancer that the provisions of Clause 4.3.4 in the Lease dated 17 August 2018 and made between (1) Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited; and (2) Goldman Sachs International have been complied with or do not apply”

“No disposition of the registered estate (other than a charge) by the proprietor of the registered estate is to be registered without a certificate signed by a conveyancer that the provisions of Clause 5.5 in the Lease dated 17 August 2018 and made between (1) Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited; and (2) Goldman Sachs International have been complied with or that they do not apply to the disposition”

“No disposition of the registered estate (other than a charge) by the proprietor of the registered estate is to be registered without a certificate signed by a conveyancer, that the provisions of Clause 7.8 in the Lease dated 17 August 2018 and made between (1) Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited; and (2) Goldman Sachs International have been complied with or that they do not apply to the disposition”

LR14 Declaration of trust where there is more than one person comprising the Tenant	None

LEASE PARTICULARS - PART II
1 Principal Rent	:	FORTY-NINE MILLION TWO HUNDRED THOUSAND POUNDS (£49,200,000) per annum subject to increase in accordance with the Third Schedule
2 Rent Commencement Date	:
3 Review Dates	:
4 Permitted Use	:	(i) offices within Class A2/B1(a) of the 1987 Order and for ancillary uses including storage; and/or (ii) retail use within Class A1 and A3 of the 1987 Order in the parts of the ground floor edged red on plan 2 annexed at Appendix 1 hereto; and (iii) with Landlord’s consent (not to be unreasonably withheld or delayed and subject to Clause 5.6.3) any other lawful use (subject to Clause 5.6.1)

This Lease made on the date and between the parties specified in the Particulars Witnesses as follows:

1	Definitions and Interpretation

In this Lease unless the context otherwise requires:

1.1	Definitions

Acceptable Covenant means:

(i)

a company, firm or other entity which has for a period of 18 months immediately preceding the date of the proposed assignment maintained in respect of its senior unsecured, unsubordinated and unguaranteed long-term debt obligations a rating of the following (or better) and has not been placed on the credit watch list or been accorded negative or developing rating outlook or equivalent:

(a)	Standard & Poors: “A-”;

(b)	Moody’s: “A3”; or

(c)	Fitch IBCA: “A”;

provided that where any relevant agency rebases, re-designates or otherwise changes the substance of or criteria for a relevant rating as referred to above (or the number of grades above or below the relevant rating) or does any other act or thing so that the comparative creditworthiness, strength or substance reflected in any of the ratings referred to above is changed then there shall be deemed substituted for the ratings referred to above such new or revised ratings as will then reflect and be equivalent (or as near equivalent as possible) to the relative creditworthiness, strength or substance implied by the above ratings at the date hereof; or

(ii)

a company, firm or entity in respect of which, if this Lease were assigned in whole to such company, firm or entity, the market value of the Landlord’s interest in the Premises with the benefit of this Lease would not be materially adversely affected by the proposed assignment when compared with the position immediately prior to the completion of the proposed assignment on the assumption (if not a fact) that:

(a)

the tenant in whom the Term is vested at the date of the application for assignment had (and had for the period of 18 months prior to the date of the proposed assignment) in respect of its senior unsecured, unsubordinated and unguaranteed long-term debt obligations a rating of the following (and has not been placed on the credit watch list or been accorded negative or developing rating outlook or equivalent):

(i)	Standard & Poors: “A-”;

(ii)	Moody’s: “A3”; or

(iii)	Fitch IBCA: “A”;

provided that where any relevant agency rebases, re-designates or otherwise changes the substance of or criteria for a relevant rating as referred to above (or the number of grades above or below the relevant rating) or does any other act or thing so that the comparative creditworthiness, strength or substance reflected in any of the ratings referred to above is changed then there shall be deemed substituted for the ratings referred to above such new or revised ratings as will then reflect and be equivalent (or as near equivalent as possible) to the relative creditworthiness, strength or substance implied by the above ratings at the date hereof; and

(b)

the tenant in whom the Term is vested at the date of the application for assignment has complied with and is complying with the covenants on its part and the conditions contained in this Lease and taking into account all relevant circumstances known prior to the completion of the proposed assignment, such market value to be calculated having regard to the valuation guidelines in the then current RICS Appraisal and Valuation Manual or such alternative valuation practice for institutional investment office properties as is in common use for office premises of similar size and location to the Premises at the date of the proposed assignment; or

(iii)

The Goldman Sachs Group, Inc. (Domicile ID 2923466), Goldman Sachs International (Company number 02263951), or Goldman Sachs International Bank (Company number 01122503) save that each of these entities shall not be an “Acceptable Covenant” if, as a result of any deliberate action or restructuring of the Group which has no primary purpose other than to intentionally dilute the covenant strength of the relevant entity (but not otherwise), the covenant strength of the relevant entity is materially adversely affected;

Provided that in the context of Clause 6.2.3 but not further or otherwise the words ‘in respect of its senior unsecured unsubordinated and unguaranteed long-term debt obligations a rating’ shall be deemed to be deleted and replaced with the words ‘financial strength rating’;

Affiliate of any specified person means any other person (including a partnership, corporation, trust or other organisation or entity) directly or indirectly controlling or controlled by or under common control with such specified person (for the purposes of this paragraph “control” (including “control by” or under “common control with”) shall mean the power to direct management and policies directly or indirectly whether through the ownership of voting securities or equity interests by contract or otherwise);

Arbitration means arbitration in accordance with Clause 7.4;

Base Build Works means the works described as such in the Base Build Works Specification;

Base Build Works Specification means the specification setting out the Base Build Works in the form agreed between the parties on the date hereof;

Base Rate means the base lending rate from time to time of Barclays Bank PLC or (if not available) such comparable rate of interest as the Landlord shall reasonably require;

Category A Works means the works described as such in the Base Build Works Specification;

Conduit means any existing or future media for the passage of substances or energy and any ancillary apparatus attached to them and any enclosures for them;

Contractual Term means the term of twenty-five years commencing on the date on which the Landlord and the Tenant are no longer Affiliates because of a transfer of the shares in the Landlord entity to an entity which is not an Affiliate or Group Company of The Goldman Sachs Group, Inc. and the Landlord and Tenant agree to endorse this Lease with a memorandum following the commencement of the Term to record:

(i)	the date of commencement and expiry of the Lease in Clause LR6 of Part I of the Lease Particulars;

(ii)	the Rent Commencement Date in Clause 2 of Part II of the Lease Particulars (being the date of commencement of the Contractual Term);

(iii)

the Review Dates in Clause 3 of Part II of the Lease Particulars (being the fifth anniversary of the date of commencement of the Contractual Term and every fifth anniversary thereafter during the Contractual Term); and

(iv)	in Clauses 7.6.1 and 7.6.2 the twentieth anniversary of the commencement of the Contractual Term;

Controlling Interest means the power of a person (or persons acting in concert) to secure that the affairs of another party are conducted in accordance with the wishes of such person (or persons acting in concert) whether by reason of:

(i)

in the case of a company, being the beneficial owner of more than 50% of the issued share capital of or voting rights in that company, or having the right to appoint or remove a majority of the managers or directors or otherwise control the votes at board meetings of that company by virtue of any powers conferred by the articles of association (or equivalent), shareholders’ agreement or any other document regulating the affairs of that company;

(ii)

in the case of a partnership, being the beneficial owner of more than 50% of the capital of that partnership, or having the right to control the composition of the majority of the management or the votes of that partnership by virtue of any powers conferred by the partnership agreement or any other document regulating the affairs of that partnership; or

(iii)	in the case of an individual, being a connected person (as defined in section 993 of the Income Tax Act 2007) to that individual;

and for these purposes, “persons acting in concert”, in relation to a person, are persons which actively co-operate, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining, consolidating or exercising a Controlling Interest of that person;

Disposal means:

(i)	a sale or other disposal of the freehold reversion or part thereof or the grant of a Long Lease by the Landlord of the whole or any part of the Premises or a declaration of trust; or

(ii)	the sale of a direct or indirect Controlling Interest in the Landlord with the sole or primary purpose of realising capital value from the Premises; or

(iii)

the grant of any other interest, property derivative right or entitlement or other transaction the intention of which is to realise capital value from the Premises or part thereof and “Disposed” shall be construed accordingly;

and shall include an agreement for Disposal;

Encumbrances means the obligations and encumbrances contained or referred to in the documents specified in Part III of the Second Schedule;

Excluded Risk means any risk against which the Landlord does not insure (or in respect of which there is a partial exclusion to the extent that the partial exclusion applies) because insurance cover for that risk (or that partial exclusion) is not available in the insurance market from a reputable insurer on normal commercial terms (but excluding a risk for which insurance is not available due to the act or default of the Tenant or any undertenant or any person under its or their control);

Group Company means a company which is a member of the same group of companies within the meaning of Section 42 of the Landlord and Tenant Act 1954;

Guarantor means any guarantor of the Tenant’s obligations if required pursuant to the terms of this Lease, and includes in the case of an individual his personal representatives provided that for the purposes of Clauses 7.2.3, 7.2.4 and 7.2.5 hereof the expression shall mean only the guarantor(s) (if any) of the Tenant in whom this Lease is vested and not of any former Tenant who shall have assigned its interest hereunder and shall have given a guarantee agreement in respect of a Tenant pursuant to Clause 4.14.2(ii)(b) or any guarantor of such former Tenant and where there are two or more persons included in the expression the “Tenant” or the “Guarantor” such expression shall include each of such persons;

Indemnity Encumbrances means (i) the conveyance dated 19 January 1893 made between (1) Mayor and Commonalty and Citizens of the City of London; (2) Henry Thomas Tubbs; and (3) Henry Byrne; and (ii) the Agreement dated 28 November 1961 between (1) London Electricity Board; and (2) HM Postmaster General;

Insured Risks means fire, lightning, earthquake, explosion, aircraft (other than hostile aircraft) and other aerial devices or articles dropped therefrom, riot, civil commotion, malicious damage, including damage caused by terrorism (for so long as the same is available in the UK insurance market at such rates as the Landlord (acting reasonably) considers appropriate), storm or tempest, subsidence bursting or overflowing of water tanks apparatus or pipes, flood and impact by road vehicles (to the extent that insurance against such risks may ordinarily be arranged with an insurer of good repute) and such other risks or insurance as may from time to time be required by the Landlord or the Tenant (subject in all cases to such exclusions and limitations as may be imposed by the insurers), and Insured Risk means any one of them;

Landlord means the person so named in the Particulars and includes any other person entitled to the immediate reversion to this Lease;

this Lease means this lease and any document supplemental to it or entered into pursuant to it;

Long Lease means a lease granted for a term in excess of 50 years and in consideration of a premium and not at a rack rent;

Major Part means a substantial part (meaning an area equivalent to at least one quarter of one floor) of the Premises;

Particulars means the descriptions and terms on the pages headed Lease Particulars Parts I and II which form part of this Lease;

Permitted Alterations Schedule means the schedule of alterations permitted pursuant to Clause 4.12.3 as annexed at Appendix 5 hereto;

Planning Acts means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compulsory Purchase Act 2004;

Premises means the premises described in the First Schedule;

Principal Rent means the rent so described in the Particulars;

Public Realm Documents means the documents numbered 8, 9, 10 and 11 listed in Part III of the Second Schedule;

Qualifying Disposal means a Disposal except where the Disposal in question is the creation of any bona fide mortgage, charge or other security entered into with any party not being a Group Company of the Landlord;

Quarter Days means 25 March, 24 June, 29 September and 25 December in every year and Quarter Day means any of them;

Rent Review Lease means the form of lease annexed at Appendix 3 hereto which is to be assumed on a review of the Principal Rent in accordance with the Third Schedule;

Rent Review Specification means the specification annexed at Appendix 2 hereto entitled “Building Specification” detailing the standard and extent of the Premises to be assumed on a review of the Principal Rent;

Right to Self-Insure shall have the meaning given in Clause 6.2.3(iii);

Serviced Office Provider means an entity or entities that provide(s) office accommodation either:

(i)	to tenants on short-term lettings (not exceeding five years) excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954; or

(ii)	to occupiers on the terms of non-exclusive licences to occupy under which no relationship of landlord and tenant is created by the arrangement; and

(in either case) where such entity or entities may provide additional services to occupiers, such as reception facilities, conference and meeting rooms;

Tenant means the person so named in the Particulars and includes its successors in title and permitted assigns;

Term means the Contractual Term together with any continuation of the term or the tenancy (whether by statute, common law holding over or otherwise);

VAT means Value Added Tax and any similar tax substituted for it or levied in addition to it;

Working Day means any day from Monday to Friday (inclusive) other than Good Friday, and any statutory bank holiday in England;

1987 Order means the Town and Country Planning (Use Classes) Order 1987 (as originally made);

1995 Act means the Landlord and Tenant (Covenants) Act 1995.

1.2	Interpretation

1.2.1	If the Landlord, the Tenant or any Guarantor is more than one person then the respective covenants of such party shall be joint and several;

1.2.2	Any reference to a statute includes any modification, extension or re-enactment of it and any orders, regulations, directions, schemes, guidance and rules made under it or them;

1.2.3	Any covenant by the Tenant or the Landlord not to do any act or thing includes an obligation not to permit or suffer such act or thing to be done;

1.2.4	If the Landlord reserves rights of access or other rights over or in relation to the Premises then those rights extend to persons authorised by it;

1.2.5	The index and Clause headings in this Lease are for ease of reference only;

1.2.6	References to the last year of the Term shall mean the twelve months ending on the expiration or earlier termination of the Term;

1.2.7	References to Costs include all liabilities, claims, demands, proceedings, damages, losses and proper costs and expenses reasonably and properly incurred;

1.2.8	“Including” means “including but not limited to”;

1.2.9

If pursuant to the terms of this Lease any consent or approval by the Landlord is not to be unreasonably withheld, such consent or approval shall, in addition, not be unreasonably delayed and no unreasonable conditions shall be imposed on such consent or approval; and

1.2.10	In the event of any discrepancy or conflict between the Clauses of this Lease and the Schedules and Appendices to it, the Clauses of this Lease shall prevail.

2	Demise

The Landlord demises the Premises to the Tenant for the Contractual Term together with the rights set out in Part I of the Second Schedule, except and reserving as mentioned in Part II of the Second Schedule and subject to and with the benefit of the Encumbrances.

3	Rent

The Tenant covenants to pay by way of rent during the Term without any deduction counterclaim or set off:

3.1	Principal Rent

The Principal Rent by equal quarterly payments in advance on the Quarter Days, the first payment for the period from and including the Rent Commencement Date to (but excluding) the next Quarter Day to be made on the Rent Commencement Date; and

3.2	Additional Rent

The following amounts:

3.2.1	the sums specified in Clauses 4.1 (interest) and 4.4 (utilities);

3.2.2	subject to Clause 6.2.2, the sums specified in Clause 6.2.1 (insurance) including loss of rent insurance; and

3.2.3	VAT (if any) pursuant to Clause 4.3.

4	Tenant’s Covenants

The Tenant covenants with the Landlord throughout the Term, or until released pursuant to the 1995 Act, as follows:

4.1	Interest

If the Landlord does not receive any sum due to it within 15 Working Days from and including the due date provided an invoice has been sent (in the case of Principal Rent) or within 21 Working Days of ascertainment and written demand (if later) (in the case of other sums) to pay within 14 Working Days of written demand interest on such sum at 3 per cent above Base Rate from the due date until payment (both before and after any judgment), provided this Clause shall not prejudice any other right or remedy for the recovery of such sum;

4.2	Outgoings

To pay all existing and future rates, taxes, charges, assessments and outgoings in respect of the Premises (whether assessed or imposed on the owner or the occupier), except any tax arising as a result of the receipt by the Landlord of the rents reserved by this Lease, and any tax arising on the grant of this Lease or any dealing by the Landlord with its reversion to this Lease, any other tax payable by the Landlord by reference to net income, profits or gains and any VAT (but without prejudice to Clause 4.3);

4.3	VAT

4.3.1

Clauses 4.3.2 to 4.3.5 below shall apply where and for so long as the Tenant or Guarantor is Goldman Sachs International or any Group Company or Affiliate of Goldman Sachs International and references to the “Tenant” in those clauses shall mean Goldman Sachs International or any Affiliate or Group Company of Goldman Sachs International only and the covenants in those clauses shall be enforceable by Goldman Sachs International and any Affiliate or Group Company of Goldman Sachs International only;

4.3.2

If any supplies made by the Landlord to the Tenant under or in connection with this Lease are subject to VAT by reason of an election to waive exemption under Schedule 10 of the Value Added Tax Act 1994 other than an election made where required by law but would not be subject to VAT if such an election had not been made any payment or other consideration covenanted to be provided by the Tenant under this Lease for such supplies shall be regarded as inclusive of all VAT which may be legally payable thereon;

4.3.3	No election will be made during the Term which would render liable to VAT any supplies made by the Landlord to the Tenant under this Lease unless such an election is required by law to be made;

4.3.4	The Landlord will not convey or assign the reversion to the Premises or grant any concurrent lease thereof without procuring that the person acquiring the reversion or being granted such lease enters into a direct covenant with the Tenant to observe and perform the covenants in Clauses 4.3.2 to 4.3.4;

4.3.5	The Landlord consents to the Tenant registering a restriction on the proprietorship register of the Landlord’s title to the Premises in the following form:

“No disposition of the registered estate (other than a charge) by the proprietor of the registered estate is to be registered without a certificate signed by a conveyancer that the provisions of Clause 4.3.4 in the Lease dated 17 August 2018 and made between (1) Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited; and (2) Goldman Sachs International have been complied with or do not apply”;

4.3.6

The Tenant shall apply to the Land Registry for the withdrawal of the restriction referred to in this Clause 4.3 within 20 Working Days from and including the date on which Clauses 4.3.2 to 4.3.5 cease to apply and the Tenant hereby authorises the Landlord to apply to the Land Registry for and on behalf of the Tenant if the Tenant fails to apply for withdrawal in accordance with this Clause 4.3.6;

4.3.7

In circumstances where Clause 4.3.2 does not apply, any payment or other consideration to be provided to the Landlord is exclusive of VAT, and the Tenant shall in addition pay any VAT chargeable on the date the payment or other consideration is due subject to receipt of a valid VAT invoice;

4.4	Utilities

To pay for all gas, electricity, water, telephone and other utilities used on the Premises, and all charges for meters and all standing charges;

4.5	Repair

4.5.1

To keep and maintain the Premises in good and substantial repair and condition (damage by the Insured Risks and any Excluded Risk excepted save to the extent that insurance moneys are irrecoverable as a result of the act or default of the Tenant unless Clause 6.2.5 applies) and excluding fair wear and tear, provided always that there shall be no obligation on the Tenant to repair and maintain plant and equipment which is obsolete or beyond economic repair;

4.5.2

To make good or begin to take steps to make good any disrepair which (i) is structural or (ii) materially affects the external appearance of the Premises, and in both cases for which the Tenant is liable, within 60 Working Days after the date of written notice from the Landlord or such other longer period as is reasonable having regard to the nature of such disrepair;

4.5.3

If the Tenant fails within the relevant time period to comply or to take steps to comply with any such notice pursuant to Clause 4.5.2 the Landlord shall have the right to enter (subject always to the requirements in Clause 4.22) and carry out the work and the cost shall be reimbursed by the Tenant within 20 Working Days of demand as a debt;

4.6	Decoration

4.6.1

To clean and paint or treat and generally redecorate all internal and external parts of the Premises as and when required by the Tenant (acting reasonably) from time to time during the Term (damage by an Insured Risk excepted save to the extent that payment of the insurance monies shall be withheld by reason of any act or default of the Tenant or any undertenant or any person under its or their control unless Clause 6.2.5 applies);

4.6.2	All the work described in Clause 4.6.1 is to be carried out:

(i)	in a good and workmanlike manner; and

(ii)

in the case of external parts in the last five years of the Term in colours which (if different from the existing colour) are first approved in writing by the Landlord (approval not to be unreasonably withheld or delayed);

4.7	Cleaning

4.7.1	To keep the Premises clean, tidy and free from rubbish;

4.7.2	To clean the inside and outside of windows and any washable surfaces at the Premises as often as reasonably necessary;

4.8	Overloading

Not to overload the floors, ceilings or structure of the Premises or any plant machinery or electrical installation serving the Premises;

4.9	Conduits

To keep the Conduits in or serving the Premises clear and free from any noxious, harmful or deleterious substance, and to remove any obstruction as soon as reasonably practicable;

4.10	Prohibited Uses

Not to use the Premises:

4.10.1	for any purpose which is noisy, offensive, dangerous, illegal or a statutory or common law nuisance or which involves any substance which may be harmful, polluting or contaminating;

4.10.2	for residential purposes other than temporary accommodation;

4.10.3

for any auction, public or political meeting or as a betting office or for gaming or playing amusement machines, or as a sex shop (as defined in the Local Government (Miscellaneous Provisions) Act 1982), or for the business of an undertaker, or for the business of a staff agency, employment agency or Government Department at which the general public call without appointment;

provided always that this Clause shall not operate to prevent the provision of an executive search and selection service or the holding of any shareholders’ meetings of the Tenant or any Affiliate, business conferences or fundraising or other such meetings for political officers or candidates;

4.11	Permitted Use

Not to use the Premises otherwise than for the Permitted Use specified in the Particulars;

4.12	Alterations

4.12.1

Subject to Clauses 4.12.3 and 4.12.4, not without the Landlord’s consent (not to be unreasonably withheld or delayed) to make any alterations or additions which affect the structure of the Premises (including the roofs and foundations and the principal or load-bearing walls, floors, beams and columns) provided always that (i) it shall only be reasonable for the Landlord to withhold such consent if the structural integrity of the Premises would be materially adversely affected by such proposed structural alterations, (ii) no such consent shall be required for minor penetrations for works including the running of services, ductwork and/or conduits, for routine replacement of roofs or floors and (iii) the deeming provisions set out in Clause 4.12.7 shall apply;

4.12.2

Subject to the provisions of this Clause 4.12, the Tenant shall have the right to make any other alterations or additions to the Premises including to the Landlord’s plant and machinery and any Landlord’s fixtures and to any of the Conduits in the Premises without the consent of the Landlord;

4.12.3

The Tenant (meaning Goldman Sachs International or any Affiliate or Group Company of Goldman Sachs International) shall have the right to make any alterations or additions which affect the structure of the Premises (including the roofs and foundations and the principal or load-bearing walls, floors, beams and columns) where the cost of such alterations or additions do not exceed £20 million and where the structural integrity of the Premises would not be materially adversely affected by such proposed structural alterations provided always that (i) where such structural alterations are carried out in the last two years of the Term or (ii) where the proposed structural alterations when aggregated with any prior structural alterations (other than the permitted alterations undertaken by the Tenant as part of its initial fit out, including the creation of a sky garden, installation of goods and auditorium lifts and the creation of void areas with the installation of staircases and an atrium opening totalling a floor area of 9,299 square feet) would result in a net internal area which differs from the initial net internal area of 816,709 square feet (calculated by deducting the 9,299 square feet referred to above from the net internal area of the Premises of 826,008 square feet as measured in accordance with the RICS Code of Measurement (6th Edition)) by more than 3%, the Landlord’s consent shall be required such consent not to be unreasonably withheld or delayed;

4.12.4

The Tenant (meaning Goldman Sachs International or any Affiliate or Group Company of Goldman Sachs International) shall have the right to make any of the alterations or additions set out in the Permitted Alterations Schedule and any alterations required to enhance the security of the Premises without the consent of the Landlord;

4.12.5

The Tenant shall give reasonable prior notice to the Landlord of any alterations or additions falling within Clause 4.12.2, Clause 4.12.3 or Clause 4.12.4 which constitute (1) material additions or changes to installations of mechanical or electrical plant and equipment, (2) a material reduction in the provision of services from the mechanical or electrical plant and equipment, (3) the replacement of an entire operating system, which notice shall be accompanied by drawings identifying the same, or (4) any alterations which materially affect the net internal area of the Premises;

4.12.6	The Landlord and Tenant shall use the agreed form of Licence to Alter annexed at Appendix 6 hereto to record any Landlord consent to alterations required under this Clause 4.12;

4.12.7	Where Landlord consent or approval is required under Clause 4.12.1:

(i)	the Tenant shall provide the Landlord with information and plans fully detailing the proposed works and shall make specific reference to the deeming provisions of this Clause 4.12.7; and

(ii)	within 30 Working Days of receipt of such information the Landlord shall notify the Tenant whether it grants consent or approval or the reasons for refusal of consent or approval; and

(iii)

if the Landlord shall not have notified the Tenant within such period and provided that the Tenant’s application for consent or approval made specific reference to the deeming provisions as required by Clause 4.12.7(i) it shall be deemed to have consented to the proposed alterations or approved the proposed design, as the case may be; and

(iv)	the Landlord shall comply with Clause 5.9;

4.12.8

Any alterations carried out by the Tenant pursuant to this Clause 4.12 shall be carried out in compliance with the obligations on the part of the Tenant set out in clauses 5.1 and 5.2 of the agreed form of Licence to Alter annexed at Appendix 6 mutatis mutandis as if such obligations were set out in full in this Lease

4.12.9	Without prejudice to Clause 4.12.8 the Landlord and Tenant shall not be required formally to enter into a Licence to Alter document were no consent or approval is required;

4.12.10

Whenever Landlord consent or approval is required in relation to any alterations (which for the avoidance of doubt does not include any alterations permitted to be carried out by the Tenant without Landlord’s consent pursuant to Clause 4.12.3), unless the Tenant can demonstrate to the Landlord’s reasonable satisfaction that the proposed alteration would not materially adversely affect the market value of the Landlord’s reversion to the Premises (and in this regard the Landlord is entitled to consider possible effect on valuation at any time during or following expiry of the Contractual Term), the Landlord may as a condition of consent or approval require the Tenant to reinstate such alterations upon expiry of the Contractual Term (or if the Tenant’s so elects at the expiry of the Contractual Term require a cash settlement be paid on expiry of the Lease in lieu of such reinstatement), and in such circumstances the Licence to Alter shall be amended to incorporate such provisions in this regard as are agreed between the Landlord and the Tenant (each acting reasonably);

4.12.11

If any alterations affect the structure or materially affect the net internal area of the Premises or comprise a material addition or change to the installations of mechanical or electrical plant or equipment or other building systems or would or might invalidate any collateral warranty in favour of the Landlord, the Tenant shall procure in relation to such alterations such collateral warranties in favour of the Landlord and any mortgagee of the Landlord as may be reasonably requested by the Landlord and shall provide as-built drawings to the Landlord;

4.12.12

The Tenant shall obtain and comply with the terms of any consent required pursuant to the Encumbrances in relation to any alterations made to or in relation to the Premises (provided that, in respect of the Indemnity Encumbrances, this obligation shall be by way of indemnity only);

4.13	Preservation of Easements

4.13.1	Not to prejudice the acquisition of any right of light for the benefit of the Premises by obstructing any window or opening, or giving any acknowledgement that the right is enjoyed by consent;

4.13.2	To preserve all rights of light and other easements enjoyed by the Premises;

4.13.3	To give the Landlord notice if any easement enjoyed by the Premises is obstructed, or any new easement affecting the Premises is made or attempted;

4.14	Alienation

4.14.1	Not to:

(i)	assign part only of this Lease nor to agree to do so;

(ii)	part with the possession of the whole of the Premises except by an assignment or underletting permitted by this Clause 4.14;

4.14.2	Not to assign or agree to assign the whole of this Lease without the Landlord’s written consent (not to be unreasonably withheld or delayed), provided that:

(i)

the Landlord shall not withhold consent to an assignment of the whole of this Lease if the proposed assignee or any proposed guarantor of such proposed assignee or any entity providing an authorised guarantee agreement pursuant to Clause
4.14.2(ii)(b) is an Acceptable Covenant;

(ii)	the Landlord’s consent shall in every case be subject to conditions (unless expressly excluded) requiring that:

(a)	the assignee covenants with the Landlord to pay the rents and observe and perform the Tenant’s covenants in this Lease during the residue of the Term, or until released pursuant to the 1995 Act;

(b)

if reasonably required, the Tenant enters into an authorised guarantee agreement guaranteeing the performance of the Tenant’s covenants in this Lease by the assignee substantially in the form set out in the Fourth Schedule in which event upon such assignment and completion of authorised guarantee agreement the Tenant shall be released and discharged absolutely from liability for any breach of covenant, condition or proviso under this Lease occurring after such assignment (but without prejudice to any liability in respect of breach occurring before such assignment and to any future liability of the covenantor under such guarantee agreement and to any future liability of the person who is for the time being Tenant under this Lease) provided always for the avoidance of doubt that (i) no authorised guarantee agreement shall be required on an assignment to (I) an Acceptable Covenant; or (II) an entity guaranteed by an Acceptable Covenant, and (ii) the foregoing release and discharge of the Tenant shall take effect immediately upon any such assignment notwithstanding the absence of an authorised guarantee agreement; and

(c)

such other persons as the Landlord reasonably requires act as guarantors for the assignee and enter into direct covenants with the Landlord substantially in the form set out in the Fourth Schedule provided always that no such guarantors or direct covenants shall be required on an assignment to (i) an Acceptable Covenant; or (ii) an entity guaranteed by an Acceptable Covenant; or (iii) where an Acceptable Covenant is providing an authorised guarantee agreement; and

(d)	all Principal Rent then due under this Lease is paid before completion of the assignment,

provided that (i) if the Tenant is Goldman Sachs International (company number 02263951) or a Group Company or Affiliate of Goldman Sachs International, the Tenant shall not be required to enter into any authorised guarantee agreement guaranteeing the payment obligations or the performance of any assignee which is not a Group Company or Affiliate of Goldman Sachs International (but for the avoidance of doubt this does not imply that the Landlord must consent to an assignment in such circumstances it being agreed that the Landlord may withhold consent where it is reasonable to do so) and (ii) the foregoing release and discharge of the Tenant shall take effect immediately upon any such assignment notwithstanding the absence of an authorised guarantee agreement;

4.14.3	Not to underlet or agree to underlet the whole or part of the Premises unless:

(i)	the rent payable under the underlease is:

(a)

not less than the rent reasonably obtainable in the open market for the Premises (or the relevant part) without fine or premium taking into account rent free periods provided that the Tenant shall have the right to grant underleases of the whole or parts of the Premises under each of which the rent is less than that reasonably obtainable in the open market provided that such underleases shall not be used as evidence for any rent review under this Lease;

(b)	payable no more than one quarter in advance;

(c)

to be subject to either (A) upward only reviews at intervals of five years or such other intervals after which it is then the market practice generally to require review of rent in leases of a similar duration and type, or at the option of the Tenant (B) fixed increase reviews or reviews by reference to an index;

(ii)

where the underlet premises comprise less than one whole floor of the Premises, the underlease shall be excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954, in accordance with the provisions of section 38A of that Act and the relevant Schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003;

(iii)	the undertenant covenants with the Landlord and in the underlease:

(a)

to observe and perform the Tenant’s covenants in this Lease (except for payment of the rents) so far as they apply to the underlet premises during the term of the underlease or until released pursuant to the 1995 Act;

(b)

not to, save as permitted by Clause 4.16 and this Clause 4.14.3, sub-underlet, share or part with possession or occupation of the whole or any part of the underlet premises, nor to assign part only of the underlease nor charge part only of the underlet premises;

(c)	not to assign the whole of the underlease without the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed);

(d)

not to sub-underlet the whole or any part of the underlet premises without the Landlord’s prior written consent not to be unreasonably withheld or delayed and not to permit a sub-undertenant to deal with its interest except by assigning or charging the whole of its interest or underletting the whole of its interest which underletting has been excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954, in accordance with the provisions of section 38A of that Act and the relevant Schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003; and

(e)

in the case of an underlease to a Serviced Office Provider not to permit any person to occupy the underlet premises save by way of a sub-underletting which has been excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954, in accordance with the provisions of section 38A of that Act and the relevant Schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 and the Serviced Office Provider produces to the Tenant and the Landlord adequate evidence of such valid exclusion or a non-exclusive licence to occupy under which no relationship of landlord and tenant is created;

4.14.4

Without prejudice to Clause 4.14.3 not to underlet the whole or part of the Premises nor vary the terms of any underlease without the Landlord’s written consent (not to be unreasonably withheld or delayed);

4.14.5	To take all reasonably necessary steps within a reasonable period after discovering the breach, to remedy any breach of the covenants of the undertenant under the underlease;

4.14.6	Notwithstanding any other provision of this Lease:

(i)	no issuance or transfer of capital stock of the Tenant whether or not resulting in a change in control of the Tenant shall constitute an assignment of this Lease; and

(ii)	the Tenant shall have the right without the Landlord’s consent from time to time:

(a)

subject to Clause 4.14.6(iv) to (A) assign this Lease to, or (B) underlet all or any portion of the Premises to, or (C) permit occupancy of all or any portion of the Premises by, any partnership, corporation, trust or other organisation or entity that (i) succeeds to all or substantially all of the Tenant’s assets and business and by contract or operation of law assumes the Tenant’s obligations under this Lease arising upon or after such assignment, or (ii) at the time of the entering into of such assignment or underlease or the commencement of such occupancy, is an Affiliate or Group Company of the Tenant, or (iii) acquires any of the business units or divisions of the Tenant or of any Affiliate or Group Company of the Tenant or all or any portion of the business conducted at the Premises; or

(b)

to underlet all or any portion of the Premises to or permit occupancy of all or any portion of the Premises by any partnership, corporation, trust or other organisation or entity providing services (including any consulting, travel, accounting, legal, health and wellness, child care or technology services) to the Tenant or its employees or to any Affiliate or Group Company of the Tenant or its employees, but such underlease or occupancy shall not continue after such partnership, corporation, trust or other organisation or entity ceases to provide such services;

(iii)

subject to Clause 4.14.6(iv) no transaction permitted to be made without the Landlord’s consent pursuant to Clause 4.14.6(ii) shall itself be subject to any of the provisions in Clauses 4.14.2, 4.14.3(i) or 4.14.4 of this Lease which restrict, limit or condition the Tenant’s right to assign, underlet or permit occupancy, or which require the Tenant to give the Landlord notice of any such transaction provided that: (i) the Tenant shall notify the Landlord of any such transaction no later than promptly after the consummation thereof; and (ii) the provisions of Clauses 4.14.2, 4.14.3(i) or 4.14.4 shall otherwise remain in full force and for the avoidance of doubt and by way of example any party to which this Lease is assigned pursuant to Clause 4.14.6(ii) shall be bound by all such Clauses;

(iv)

in case of any assignment pursuant to Clause 4.14.6(ii)(a)(A), the assignee or guarantor of the assignee must be an Acceptable Covenant and the Tenant and any guarantor shall be deemed released from all of its obligations under this Lease arising upon or after such assignment and if, by contract or operation of law, the assumption by the successor also includes obligations under this Lease arising before such assignment then the Tenant shall also be deemed released from such obligations;

4.14.7

Where an Acceptable Covenant is required pursuant to this Clause 4.14 it is agreed that a company, firm or other entity shall not be an Acceptable Covenant where that company, firm or other entity is, immediately prior to the relevant assignment, either (i) the Tenant, or (ii) a guarantor of the Tenant’s obligations under this Lease (other than pursuant to an authorised guarantee agreement if required in accordance with this Lease);

4.15	Wayleave

The Tenant shall have the right without notice or the consent of the Landlord to enter into wayleave agreements in respect of the Premises in favour of telecommunications providers provided that the condition set out in Clause 4.16.1(i) is satisfied in respect of the telecommunications provider;

4.16	Group sharing

4.16.1

Save as aforesaid not to part with possession of the whole or part only of the Premises, provided that any of the persons referred to in Clause 4.16.2 shall have the right to occupy or share occupation of any part of the Premises on condition that:

(i)	such occupation or sharing of occupation does not create any relationship of landlord and tenant between the Tenant or the permitted undertenant (as the case may be) and such occupier; and

(ii)

such occupation or sharing of occupation shall not continue after the date upon which the said occupier ceases to be a member of the same group of companies as, or an Affiliate of, the Tenant or the permitted undertenant (as the case may be);

4.16.2	The following are the persons who shall have the right to occupy or share occupation in accordance with Clause 4.16.1 hereof:

(i)	Affiliates and any associated company, corporation or partnership of the Tenant;

(ii)	companies which are members of the same group as any permitted undertenant or sub-undertenant and any Affiliate of such permitted undertenant or sub-undertenant;

(iii)	where this Lease or any underlease or sub-underlease is held as a partnership asset but the Tenant or any permitted undertenant or sub-undertenant comprises some only of the members of a partnership:

(a)	all members of such partnership; and

(b)	any associated company, corporation or partnership of such partnership;

4.16.3

Notwithstanding the foregoing provisions of Clause 4.16, the Tenant shall have the right without the consent of the Landlord to underlet, share occupation and/or part with possession of the whole or any part of the Premises by:

(i)	granting short-term lettings (not exceeding five years) excluded from the operation of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954; and/or

(ii)	non-exclusive licences to occupy under which no relationship of landlord or tenant is created;

for the purpose of carrying out (or permitting any person falling within Clause 4.16.2 to carry out) the business of a Serviced Office Provider;

4.17	Registration

Within 21 Working Days after completion of any assignment of this Lease or any underlease of or charge over the Premises to give to the Landlord’s solicitors (or as the Landlord may direct) written notice of the same together with a certified copy of the relevant document (where sensitive economic or other commercial terms may be redacted) and a reasonable registration fee of not less than £30;

4.18	Statutory Requirements

To comply promptly with all notices served by any public, local or statutory authority, and with the requirements of any present or future statute or European Union law, regulation or directive (whether imposed on the owner or occupier), which affects the Premises or their use provided that (i) the Tenant shall not be required to carry out any works or comply with any requirements or regulations as a result of damage by the Insured Risks (save to the extent that payment of the insurance monies shall be withheld by reason of any act or default of the Tenant or any undertenant or any person under its or their control unless Clause 6.2.5 applies) and subject also to Clause 6.4; and (ii) the Tenant shall have the right to contest any such notice, and as long as the Tenant is contesting such notice diligently and in good faith, the Tenant shall not be obliged to comply with such notice;

4.19	Planning

4.19.1	To comply with the Planning Acts;

4.19.2

If a planning permission is implemented by the Tenant the Tenant shall complete all the works permitted and comply with all the conditions imposed by the permission before the determination of the Term (including any works stipulated to be carried out by a date after the determination of the Term unless the Landlord requires otherwise);

4.19.3	If the Landlord reasonably so requires to produce evidence to the Landlord that the provisions of Clause 4.19.2 have been complied with;

4.20	Notices

To supply the Landlord with a copy of any notice, order or certificate or proposal for any notice, order or certificate adversely affecting the Premises as soon as practicable following receipt or following the date it comes to the notice of the Tenant;

4.21	Contaminants and Defects

To give the Landlord promptly upon the issue coming to the Tenant’s attention written notice of the existence of any contaminant, pollutant or harmful substance on or any material defect in the Premises;

4.22	Entry by Landlord

To permit the Landlord at all reasonable times and on reasonable notice of not less than 5 Working Days (except in emergency) to enter the Premises in order to:

4.22.1	inspect and record the condition of the Premises or carry out an insurance or other valuation of the Premises, but not more than once every 12 months (except in the case of emergency);

4.22.2

remedy any material breach of the Tenant’s obligations under this Lease, only as permitted under the terms of this Lease and only where such breach has not been cured by the Tenant within all applicable cure periods, and for the avoidance of doubt, where no specific cure period is referred to in this Lease, the Landlord shall only be able to enter the Premises pursuant to this Clause 4.22.2 where (i) it has served notice of the material breach on the Tenant, and (ii) the Tenant has not remedied or begun to take steps to remedy such breach within such period as is reasonably necessary to remedy such breach, which shall in no event be less than 60 Working Days from the date of the Tenant’s receipt of the Landlord’s notice under this Clause 4.22.2; or

4.22.3	comply with any of its obligations under this Lease,

provided that the Landlord shall cause as little inconvenience as reasonably practicable in the exercise of such rights, shall make good all damage to the Premises caused by such entry, remedy or compliance, shall observe the Tenant’s safety and security rules and regulations as may be in force from time to time including restrictions on access during business hours, and shall be accompanied at all times by a Tenant representative;

4.23	Landlord’s Costs

To pay to the Landlord within 20 Working Days of demand amounts equal to such Costs as it may reasonably and properly incur:

4.23.1	in connection with any application for consent made necessary by this Lease (including where consent is lawfully refused or the application is withdrawn);

4.23.2

incidental to or in reasonable contemplation of the preparation and service of a notice or proceedings under Section 146 or Section 147 of the Law of Property Act 1925 (even if forfeiture is avoided other than by relief granted by the Court);

4.23.3	in connection with the enforcement or remedying of any breach of the covenants in this Lease on the part of the Tenant; or

4.23.4	incidental to or in reasonable contemplation of the preparation and service of any notice under Section 17 of the 1995 Act;

4.24	Indemnity

To indemnify the Landlord against all Costs arising directly or indirectly from the Tenant’s use or occupation or the condition of the Premises, or any breach of the Tenant’s obligations under this Lease, subject always to (i) the Landlord’s obligation to mitigate pursuant to Clause 5.2, and (ii) the obligations in Clause 7.3, and excluding any such Costs arising directly or indirectly from any negligence or wrongful act of the Landlord;

4.25	Reletting

To allow prospective purchasers and (in the last 12 months of the Term) prospective tenants to view the Premises at reasonable times on reasonable notice provided that the Landlord shall cause as little inconvenience as reasonably practicable in the exercise of such rights, shall make good all damage to the Premises caused by such entry, shall observe the Tenant’s safety and security rules and regulations as may be in force from time to time, and shall be accompanied at all times by a Tenant representative;

4.26	Yielding up

4.26.1

Subject to Clause 4.26.3 immediately before the end of the Term to hand over the Premises to the Landlord in a broom-swept condition (ordinary wear and tear and damage caused by any Insured Risk or Excluded Risk excepted) and free of any occupational leases provided that, for the avoidance of doubt:

(i)	the leases described in Part III of the Second Schedule (as varied, supplemented or replaced from time to time) shall remain in place; and

(ii)	any occupiers which are holding over pursuant to any underleases which are not excluded from the Landlord and Tenant Act 1954 shall be disregarded in determining whether or not the Tenant has handed over the Premises in accordance with this Clause 4.26;

4.26.2	Subject to Clause 4.26.3, to remove all signs and other goods from the Premises, and make good any damage caused thereby to the Landlord’s reasonable satisfaction;

4.26.3

The Tenant shall have the right (but shall not be obligated) to remove all of the Tenant’s movable personal property, including any fixtures, fittings, furnishings, furniture, computer and technology cabinets and equipment, access card readers, CCTV cameras, printers, trade fixtures, telephones and other equipment belonging to the Tenant, at the Tenant’s sole cost, and shall cause as little damage as reasonably possible to the Premises by such removal. For the avoidance of doubt personal property not removed by the Tenant within 30 Working Days from and including the expiration or earlier termination of this Lease shall be deemed abandoned and may be retained by the Landlord as Landlord’s property or disposed of by the Landlord at the Landlord’s sole cost. The Landlord acknowledges that in no event shall any personal property remaining in the Premises following expiration or earlier termination of this Lease constitute the Tenant holding over in the Premises or any portion thereof;

4.26.4	Subject to Clause 4.12.10, the Tenant shall not have any obligation at the end of the Term to:

(i)

remove or pay for the removal of any alterations, installations, additions or improvements to the Premises (including any data and electrical cabling, floor boxes, computer cabinets and patch frames, decommissioned UPS systems and any third party provider’s equipment which has not been isolated); or

(ii)

restore, repair or make good (or pay for the restoration, repair or making good of) any part of the Premises affected by the removal by the Landlord or by any other person of any such alterations, installations, additions or improvements;

4.27	Encumbrances

To perform and observe the Encumbrances so far as they relate to the Premises and are still subsisting and capable of taking effect;

4.28	Public Realm

The Tenant shall:

4.28.1

comply or procure compliance with the Landlord’s obligations in the Public Realm Documents to the extent subsisting and necessary for the Tenant’s occupation subject to being granted the necessary rights by the Landlord in accordance with Clause 5.6.4; and

4.28.2

comply with and pay in full all financial obligations in the Public Realm Documents in accordance with the terms of such documents and in any event prior to expiry or sooner determination of the Contractual Term provided that any such financial obligation has become payable at such time.

4.29	Exempt Information Status

Promptly to apply to the Land Registry for first registration of this Lease and to submit with such application for first registration any application in forms EX1 and EX1A required by the Landlord or the Tenant in relation to this Lease.

5	Landlord’s Covenants

5.1	Quiet Enjoyment

The Landlord covenants with the Tenant while the reversion immediately expectant on the Term is vested in it that, subject to the Tenant paying the rents reserved by and complying with the terms of this Lease, the Tenant may hold and peaceably enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for it.

5.2	Mitigation

The Landlord shall take or procure that all reasonable steps are taken and all reasonable assistance given to avoid or mitigate any losses which in the absence of mitigation might give rise to or increase a liability on the part of the Tenant, and subject always to the obligations in Clause 7.3.

5.3	No Admission of Liability

In relation to any matter that may give rise to a liability on the part of the Tenant under Clauses 4.5, 4.20, 4.22 and 4.26 the Landlord shall not give any admission of liability by or on behalf of the Landlord or compromise, dispose of or settle the same without the consent of the Tenant (such consent not to be unreasonably withheld or delayed).

5.4	Signs

The Landlord shall not during the Term:

5.4.1	change the name of the Premises or permit the Premises to bear the name or trading name of any company or legal entity; and/or

5.4.2	construct or display or permit any third party to construct or display at, on or in the Premises any sign(s).

5.5	Transfer Restrictions

5.5.1	the Landlord shall not Transfer and shall procure that no other person shall Transfer to any Restricted Person:

(i)	the Property, whether in a single transaction or in a series of transactions; or

(ii)

a Controlling Interest in any Person that holds directly or indirectly the Property such that would result in either (A) such Person becoming a Restricted Person, or (B) a Restricted Person holding directly or indirectly more than 50% of the beneficial ownership interests in the Property (or procure or suffer such a Transfer in any Person to any Restricted Person including the Transfer of a direct or indirect Controlling Interest in the Landlord)

((i) or (ii) a “Restricted Transfer”);

provided, however, that the provisions of Clause 5.5.1 shall not prohibit: (1) the grant of any mortgage, pledge, or other security interest in all or any part of the Property (and/or any Person that holds (directly or indirectly) all or any part of the Property) as collateral for a bona fide loan; (2) any Transfer resulting from the exercise by the relevant lender(s) of its/their enforcement remedies following an event of default in respect of any loan described in preceding sub-clause (1) of this proviso; or (3) any Restricted Transfer where the entity which would but for this provision be a Restricted Person is acting solely in the capacity of an agent, fiduciary, nominee, trustee, asset manager, financial adviser, investment adviser or sponsor for the benefit of a person or persons which are not a Restricted Person (save always where such entity is a Sanctioned Party and such transfer shall then remain a Restricted Transfer);

5.5.2	For the purposes of this Clause 5.5:

(i)	Property shall mean the Landlord’s reversionary interest in the Premises;

(ii)

Restricted Person shall mean (A) any Designated Institution or (B) any Person that is Controlled by a Designated Institution (other than an Unrestricted Affiliate of a Designated Institution) or (C) a Sanctioned Party;

(iii)

Designated Institution shall mean the ultimate parent company of each of the institutions generally known as Bank of America Merrill Lynch, JPMorgan, Morgan Stanley, Credit Suisse, Deutsche Bank and UBS and for the purposes of this Lease, “Designated Institution” shall also include (without double-counting and subject to a maximum limit of six Designated Institutions) any successor to all or substantially all of the business of any Designated Institution (as conducted at the time such Person became a “Designated Institution” for the purposes of this Lease), including any successor resulting from a name change or restructuring of such Designated Institution and any other major financial institution which is in direct competition with Goldman Sachs (or any successor to all or substantially all of the business of Goldman Sachs) which is notified in writing by the Tenant to the Landlord (in substitution for any of the above listed designated institutions) subject always to a maximum limit of six Designated Institutions and provided that the Tenant shall not be permitted to notify the Landlord of any proposed substitution of a Designated Institution following service of a Disposal Notice pursuant to Clause 7.8 until the earlier of (i) the completion of a Qualifying Disposal by the Landlord and (ii) the expiry of the Disposal Notice pursuant to Clause 7.8.4;

(iv)

Control shall mean (A) the ownership (for its own account), directly or indirectly of more than 50% in aggregate of the beneficial ownership interests of a Person, or (B) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided, however, that in no event shall a Designated Institution be deemed to Control its Unrestricted Affiliate. “Controlled by” and “Controlling” shall have the respective correlative meaning thereto;

(v)

Unrestricted Affiliate shall mean, with respect to any Designated Institution, any affiliate of such Designated Institution (A) in which such Designated Institution directly or indirectly holds an equity interest of 5% or less and (B) with respect to which such Designated Institution or any affiliate is acting solely in the capacity of an agent, fiduciary, nominee, trustee, asset manager, financial adviser, investment adviser or sponsor;

(vi)

Person shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity;

(vii)	Transfer shall mean any sale, transfer, conveyance, lease, assignment or other disposal;

(viii)

Sanctioned Party means any individual or entity that is: (i) listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Sanctions laws and regulations or in any official guidance in relation to such Sanctions laws and regulations) by a person listed on, a Sanctions List, (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country, (iv) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country, or (v) otherwise a target of Sanctions;

(ix)

Sanctioned Country means any country or other territory subject to a general export, import, financial or investment embargo under any Sanctions, which, as of the date of this Agreement, include Crimea (as defined and construed in the applicable Sanctions laws and regulations), Cuba, Iran, North Korea, and Syria;

(x)

Sanctions means economic or financial sanctions or trade embargoes or other comprehensive prohibitions against transaction activity pursuant to anti-terrorism laws or export control laws imposed, administered or enforced from time to time by any Sanctions Authority;

(xi)

Sanctions Authority means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions of any of the foregoing including, without limitation, Her Majesty’s Treasury, the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of

Commerce, the US Department of State and any other agency of the US government;

(xii)

Sanctions List means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time;

(xiii)

Goldman Sachs means Goldman Sachs International and any Group Company or Affiliate of Goldman Sachs International together with any successor to all or substantially all of the business of any such entities;

5.5.3

Prior to any proposed Transfer, the Landlord shall promptly provide the Tenant with reasonable information sufficient to permit the Tenant to make a determination that such proposed Transfer is not a Restricted Transfer;

5.5.4

The Landlord will not convey or assign the Property or grant any concurrent lease thereof without procuring that the Person acquiring the Property or being granted such lease enters into a direct covenant with the Tenant to observe and perform the covenants in this Clause 5.5 and, provided that such conveyance, assignment or grant complies with Clause 5.5, if such direct covenant is produced to the Tenant the outgoing landlord will have no further liability under this Clause 5.5 with effect from the date of such conveyance or assignment or grant;

5.5.5

The provisions of this Clause 5.5 shall terminate and be of no further effect, if at any time the Tenant or Guarantor is not Goldman Sachs International, The Goldman Sachs Group, Inc. or an Affiliate or Group Company of The Goldman Sachs Group, Inc. pursuant to a permitted assignment or any successor to all or substantially all of the business of The Goldman Sachs Group, Inc.;

5.5.6	The Landlord consents to the Tenant registering a restriction on the proprietorship register of the Landlord’s title to the Premises in the following form:

“No disposition of the registered estate (other than a charge) by the proprietor of the registered estate is to be registered without a certificate signed by a conveyancer that the provisions of Clause 5.5 in the Lease dated 17 August 2018 and made between (1) Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited; and (2) Goldman Sachs International have been complied with or that they do not apply to the disposition”;

5.5.7

If Clause 5.5 terminates pursuant to Clause 5.5.5 the Tenant shall as soon as reasonably practicable apply for cancellation of the restriction referred to in Clause 5.5.6 and the Tenant hereby authorises the Landlord to apply to the Land Registry for and on behalf of the Tenant if the Tenant fails to apply for withdrawal within 20 Working Days.

5.6	Planning objections and public realm

5.6.1

The Landlord shall not object to and shall at the request and cost of the Tenant provide all reasonable support (which shall include entering into any deeds of variation or supplemental agreements in connection with the Public Realm Documents previously approved by the Landlord such approval not to be unreasonably withheld in circumstances where the Tenant covenants to indemnify the Landlord in relation to any Costs relating to any such deed or agreement) in relation to any application to the City of London or Transport for London made by the Tenant, including in relation to use of any public realm neighbouring the Premises.

5.6.2

The Landlord shall at the request and cost of the Tenant provide all reasonable support to any representations made by the Tenant to Transport for London, the City of London or any other party in relation to the public realm surrounding the Premises, but the Landlord will otherwise not interfere in relation to the Public Realm and leave all dealings with public bodies in respect of the initial development to the Tenant.

5.6.3

Where Landlord consent is required to a change of use of the whole or any part of the Premises the Landlord shall notify the Tenant whether it grants such consent or the reasons for refusal of consent within 30 Working Days of application by the Tenant in writing and if the Landlord shall not have notified the Tenant within such period and provided that the Tenant’s application in writing made specific reference to the deeming provisions of this Clause 5.6.3 it shall be deemed to have consented to the proposed change of use.

5.6.4

The Landlord shall not take any action pursuant to the Public Realm Documents without the prior written consent of the Tenant (such consent not to be unreasonably withheld), and hereby grants the Tenant all rights and licence over neighbouring property as granted to the Landlord in the Public Realm Documents (insofar as the Landlord has the power to grant such rights and licence) in connection with:

(i)

the Tenant’s covenants at Clause 4.28 to comply with the obligations in the Public Realm Documents which shall include (insofar as the Landlord has the power to grant such rights and licence) rights of entry onto and to remain on the public highway neighbouring the property with or without plant and machinery; and

(ii)

the right to liaise and deal directly with the counterparties to the Public Realm Documents and the Landlord shall notify the Tenant of any communications with or notices received from such counterparties.

5.6.5	The Landlord shall enforce any third party obligations in the Public Realm Documents at the request and cost of the Tenant.

5.7	BREEAM obligations

The Landlord shall cooperate with the Tenant to maintain and to ensure that nothing affects the BREEAM rating of “Excellent” for the Premises although there shall be no obligation on the Landlord to incur any expenditure in this regard or on the Tenant to maintain such rating.

5.8	Representation

The Landlord represents that the execution and delivery of this Lease, and all documents and instruments collateral hereto, by the officers of the Landlord executing and delivering the same have been duly authorised by all requisite action of the Landlord, and shall be enforceable against and binding upon the Landlord in accordance with their respective terms.

5.9	Execution of documents

At the request and cost of the Tenant the Landlord shall execute and deliver any documents or deeds reasonably required by the Tenant previously approved by the Landlord such approval not to be unreasonably withheld in circumstances where the Tenant covenants to indemnify the Landlord in relation to any Costs relating to any such deed or agreement as soon as reasonably practicable, including those required (i) for the Tenant to obtain any permits, consents or approvals, or (ii) to record the Landlord’s consent (whether granted or deemed granted pursuant to this Lease) following any application by the Tenant, or (iii) for the grant of any easements or other rights subject (in relation to such grant) to the Landlord’s approval if required under this Lease (not to be unreasonably withheld or delayed).

6	Insurance

6.1	Landlord’s Insurance Covenants

Subject to Clause 6.2.2, the Landlord covenants with the Tenant while the reversion immediately expectant on the Term is vested in it as follows:

6.1.1	To insure the Premises unless and to the extent the insurance is invalidated in whole or in part by any act or default of the Tenant save where Clause 6.2.5 applies:

(i)	with an insurance office or underwriters of repute;

(ii)	against loss or damage by the Insured Risks including for the avoidance of doubt explosion of any engineering plant and machinery;

(iii)	subject to such excesses as may be imposed by the insurers;

(iv)

in the full cost of reinstatement of the Premises (in modern form if appropriate) including shoring up, demolition and site clearance, professional fees, VAT and allowance for building cost increases up to the date of completion of reinstatement, which shall be the amount properly specified by the Landlord or such greater amount as shall be reasonably and properly required by the Tenant;

6.1.2

To insure against loss of the Principal Rent and VAT (if any) thereon payable or reasonably estimated by the Landlord to be payable under this Lease arising from damage to the Premises by the Insured Risks for seven years or such longer period as the Landlord or the Tenant may reasonably require having regard to the likely period for reinstating the Premises;

6.1.3	At the request of the Tenant promptly to produce evidence of the terms of the insurance under this Clause 6.1 and of payment of the current premium;

6.1.4

If the whole or any part of the Premises is destroyed or damaged by an Insured Risk, then (unless payment of the insurance moneys is refused in whole or part because of the act or default of the Tenant save where Clause 6.2.5 applies) subject to obtaining all necessary planning and other consents (which the Landlord covenants to use all reasonable endeavours to obtain within 12 months from the date of the relevant destruction or damage) to use the insurance proceeds (except those relating to loss of rent and fees) and any uninsured excess paid by the Tenant under Clause 6.2.1(iv) in reinstating the Premises as quickly as reasonably practicable substantially as they were before the destruction or damage in modern form if appropriate, subject to the Tenant’s approval (such approval not to be unreasonably withheld), but not necessarily identical in layout, the Landlord making up any shortfall in the funds required to comply with this Clause 6.1.4 out of its own monies, (save that where such changes reasonably required by the Tenant involve an increase in the cost of reinstatement outside the scope of the insurance policy, the Tenant shall bear any such increase) provided always that the Landlord shall submit to the Tenant for approval details of its proposed building contractor, sub-contractors and professional team and shall, subject to the Tenant’s approval (not to be unreasonably withheld or delayed), appoint such building contractor, sub-contractors and professional team on terms approved by the Tenant (such approval not to be unreasonably withheld) or make such changes to the Landlord’s proposals as may be reasonably proposed by the Tenant and accepted by the Landlord (acting reasonably);

6.1.5

To notify the Tenant, as soon as reasonably practicable after the Landlord or its agents become aware thereof, of any material change in the cover or the terms of the insurance effected by the Landlord under Clause 6.1.1;

6.1.6	To procure that the interest of the Tenant is noted on the insurance policy effected by the Landlord under Clause 6.1.1;

6.1.7

To procure that the insurers waive their rights of subrogation against the Tenant and any lawful occupier of the Premises (or any part thereof) and that the insurance policy effected by the Landlord under Clause 6.1.1 contains a non-invalidation clause in respect of any act or default by or on behalf of the Tenant or any other lawful occupier of the Premises (or part thereof);

6.1.8

The Tenant shall have the right at any time within six months after the destruction or damage by service of notice in writing upon the Landlord to elect itself to carry out the Base Build Works and/or the Category A Works in substitution for the Landlord in which case the provisions of Clause 6.2.6 shall apply;

6.1.9

Subject to Clause 6.1.8, the Landlord shall provide to the Tenant collateral warranties in favour of the Tenant and in such form as the Tenant shall approve (such approval not to be unreasonably withheld) from the building contractor, the sub-contractors and the professional team appointed by the Landlord in respect of the reinstatement;

6.1.10

If (i) the whole of the Premises is destroyed by an Insured Risk, or (ii) the whole of the Premises is damaged or any part of the Premises is damaged or destroyed by an Insured Risk so as to make the whole of the Premises or any part unfit for occupation or use or inaccessible, and either:

(i)

the Landlord has not by the date which is 24 months from the date of the damage or destruction obtained all planning permissions approvals and consents necessary for the reinstatement of the Base Build Works and the Category A Works (unless or to the extent that the Tenant has made an election under Clause 6.1.8) (and the Landlord hereby covenants to use all reasonable endeavours to obtain the same within such period), and unless the Landlord is at such date pursuing an appeal or proceedings in respect of the same, the Tenant shall have the right by serving notice in writing on the Landlord to terminate this Lease with immediate effect at any time after such date (but prior to the date that the same have been obtained); and

(ii)

the reinstatement of the Base Build Works and the Category A Works has not been practically completed by the date which is seven years after the date of the damage or destruction or such longer period as may have been agreed and/or insured against pursuant to Clause 6.1.2 (and the Landlord hereby covenants to use all reasonable endeavours to complete the same within such period) (unless or to the extent that the Tenant has made an election under Clause 6.1.8), then the Tenant shall have the right by serving notice in writing on the Landlord to terminate this Lease with immediate effect at any time after such date (but prior to the date of such completion);

6.1.11

Subject to Clause 6.1.8, in the event of a termination of this Lease under Clause 6.1.10 the parties’ obligations under this Lease shall cease with effect from the date of such termination but without prejudice to any claims which the Landlord or the Tenant may have against the other for any earlier breach of their respective obligations in this Lease;

6.1.12	To insure against public liability unless the Tenant elects to insure itself and the Landlord against public liability;

6.1.13	The Landlord shall take all steps necessary to secure any insurance proceeds and ensure full recovery.

6.2	Tenant’s Insurance Covenants

6.2.1	Subject to Clause 6.2.2, the Tenant covenants with the Landlord throughout the Term or until released pursuant to the 1995 Act as follows:

(i)	To pay to the Landlord within 20 Working Days of demand sums equal to:

(a)	the amount which the Landlord spends on insurance pursuant to Clause 6.1;

(b)	the cost of property owners’ liability and third party liability insurance in connection with the Premises unless the Tenant elects to insure itself and the Landlord against such liability;

(c)	the cost of any professional valuation of the Premises properly required by the Landlord (but not more than once in any two year period);

(ii)	To give the Landlord written notice as soon as reasonably practicable after becoming aware of any event or circumstance which might affect or lead to an insurance claim;

(iii)	Not to do anything at the Premises which would or might prejudice or invalidate the insurance of the Premises or cause any premium for their insurance to be increased;

(iv)	To pay to the Landlord within 20 Working Days of demand:

(a)	any increased premium and any Costs incurred by the Landlord as a result of a breach of Clause 6.2.1(iii);

(b)	any uninsured excess to which the insurance policy may be subject;

(c)

the whole of the irrecoverable proportion of the insurance moneys if the Premises or any part are destroyed or damaged by an Insured Risk but the insurance moneys are irrecoverable in whole or part due to the act or default of the Tenant unless Clause 6.2.5 applies in which case no such moneys shall be payable;

(v)	To comply with the requirements and reasonable recommendations of the insurers;

(vi)	To notify the Landlord of the full reinstatement cost of any fixtures and fittings installed at the Premises at the cost of the Tenant which become Landlord’s fixtures and fittings.

6.2.2

Whilst the Tenant of this Lease is Goldman Sachs International or an Affiliate or Group Company of Goldman Sachs International, the terms of Clauses 6.1 and 6.2.1 shall be suspended and the terms of Clause 6.2.3 shall apply instead unless and until the Tenant shall serve notice of not less than 3 months on the Landlord that it wishes Clauses 6.1 and 6.2.1 to apply, provided always firstly that such notice may only be served following practical completion of all Base Build Works, Category A Works and other tenants works related to the initial development and fit out of the Premises and secondly that following completion of all such works and thereafter while the Tenant is Goldman Sachs International or an Affiliate or Group Company of Goldman Sachs International it shall have the right at any time on giving not less than three months’ notice to require application of this Clause 6.2.2 and suspension of Clauses 6.1 and 6.2.1.

6.2.3

The Tenant covenants with the Landlord through the Term (and in the case of the loss of Principal Rent and VAT (if any) insurance referred to in Clause 6.2.3(i)(b) from and including the date of this Lease notwithstanding that such date predates the commencement of the Contractual Term) or until released pursuant to the 1995 Act as follows:

(i)

Subject to Clause 6.2.3(iii), to insure the Premises (and Tenant’s and trade fixtures and fittings) unless the insurance is invalidated in whole or in part by any act or default of the Landlord (notwithstanding the implementation of Clause 6.2.5):

(a)

with an insurance office or underwriters of repute approved by the Landlord (such approval not to be unreasonably withheld, save that no such approval shall be required where the proposed insurer satisfies a credit rating test in limb (i) or (ii) of the definition of “Acceptable Covenant”) provided that the Tenant shall have the right to elect to self-insure against loss or damage by any or all of the Insured Risks with an insurance office or underwriter which is an Affiliate of the Tenant approved by the Landlord (such approval not to be unreasonably withheld, save that no such approval shall be required where the proposed insurer satisfies a credit rating test in limb (i) or (ii) of the definition of “Acceptable Covenant”);

(b)

against loss or damage by the Insured Risks including for the avoidance of doubt explosion of any engineering plant and machinery and against loss of the Principal Rent and VAT (if any) thereon payable or reasonably estimated by the Landlord to be payable under this Lease arising from damage to the Premises by the Insured Risks for seven years;

(c)

at its own cost and in the joint names of the Landlord, the Tenant and the Landlord’s or Tenant’s mortgagee (if any) or if requested by the Landlord or the Landlord’s mortgagee with the Landlord and Landlord’s mortgagee named as composite or co-insured (save that the insurance against loss of Principal Rent and VAT (if any) referred to at Clause 6.2.3(i)(b) shall be in the name of the Landlord and the Landlord’s mortgagee (if any);

(d)	subject to such excesses as may be imposed by the insurers;

(e)

in the full cost of reinstatement of the Premises (in modern form if appropriate) including shoring up, demolition and site clearance, professional fees, VAT and allowance for building cost increases up to the date of completion of reinstatement, which shall be the amount properly specified by the Landlord or such greater amount as shall be reasonably and properly required by the Tenant;

(ii)	At the request and the cost of the Landlord to produce evidence of the terms of the insurance under this Clause 6.2.3 and of payment of the current premium;

(iii)

Notwithstanding the provisions of Clause 6.2.3(i), the Tenant shall have the right to elect to self-insure against loss or damage by any or all of the Insured Risks (but not for the avoidance of doubt in relation to loss of the Principal Rent and VAT (if any) for seven years which shall always be covered by a policy provided by an insurance office or underwriter of repute approved by the Landlord such approval not to be unreasonably withheld, save that no such approval shall be required where the proposed insurer satisfies a credit rating test in limb (i) or (ii) of the definition of “Acceptable Covenant”) (“Right to Self-Insure”), provided that the Right to Self-Insure shall be subject to the following:

(a)

the Tenant shall deliver to Landlord and the Landlord’s mortgagee an indemnity agreement, in a form reasonably satisfactory to Landlord, in which it agrees to pay to the Landlord as a third-party insurer would have paid, if the Tenant had not elected to exercise the Right to Self-Insure and the insurance coverage otherwise required to be obtained and maintained hereunder with respect to the Insured Risks with respect to which the Tenant is then exercising its Right to Self-Insure had been in effect; and

(b)	the Tenant shall identify to the Landlord from time to time (but no less frequently than annually) the Insured Risks to which such Right to Self-Insure then applies;

(iv)	Clauses 6.1.4 and 6.1.8 to 6.1.13 (inclusive) shall apply mutatis mutandis; and

(v)

To notify the Landlord, as soon as reasonably practicable after the Tenant or its agents become aware thereof, of any material change in the cover or the terms of the insurance effected by the Tenant under Clause 6.2.3(i).

6.2.4

The Tenant and the Landlord shall cooperate in connection with the collection of any insurance monies that may be due in the event of loss, and the Tenant and the Landlord shall execute and deliver such proofs of loss and other instruments as may be required for the purpose of obtaining the recovery of any such insurance monies.

6.2.5

The Landlord or the Tenant insuring the Premises pursuant to Clauses 6.1 or 6.2.3 shall, at the Tenant’s election, obtain no fault insurance (to the extent available on the UK insurance market at rates the Tenant is prepared to accept) such that the insurance cover shall not be invalidated or the insurance proceeds available reduced as a result of (i) any act or default of the Tenant, the Landlord or any third party, (ii) forfeiture, repossession, notice of sale or similar proceedings with respect to the Premises, (iii) a change in the title to or ownership of the Premises, or (iv) a change to a more hazardous use or occupancy.

6.2.6	This Clause 6.2.6 shall apply in the event that the Tenant elects to reinstate the Premises pursuant to Clause 6.1.8 but not further or otherwise. If this Clause 6.2.6 applies:

(i)	For the avoidance of doubt insurance proceeds are to be paid by the insurer to and belong to the Landlord notwithstanding the election of the Tenant to reinstate the Premises;

(ii)	The Tenant shall use all reasonable endeavours to obtain all necessary planning and other consents within 12 months from the date of the relevant destruction or damage;

(iii)

The Tenant shall use all reasonable endeavours to achieve practical completion on the works of reinstatement of the Premises as quickly as reasonably practicable and in any event within seven years of the date the relevant destruction or damage substantially as they were before the destruction or damage in modern form if appropriate subject to the Landlord’s approval (such approval not to be unreasonably withheld or delayed) but not necessarily identical in layout;

(iv)

The Tenant shall submit to the Landlord for approval (such approval not to be unreasonably withheld or delayed) details of its proposed building contractor, subcontractors, professional team and proposed development programme and shall subject to the Landlord’s approval (not to be unreasonably withheld or delayed) appoint such contractor, subcontractors and professionals on terms approved by the Landlord (not to be unreasonably withheld or delayed) or make such changes to the Tenant’s proposals as may be reasonably required by the Landlord;

(v)

The Tenant shall procure that collateral warranties in a form acceptable to the Landlord (acting reasonably) are provided to the Landlord and any mortgagee of the Landlord by the building contractor, any subcontractor specified by the Landlord (acting reasonably) and professional team;

(vi)

The Tenant shall not waive or vary or estop itself from enforcing any contract or appointment relating to the reinstatement works to any material extent without the consent of the Landlord (such consent not to be unreasonably withheld);

(vii)	The Tenant shall procure that the reinstatement work is carried out and completed:

(a)	in a good and workmanlike manner;

(b)	using materials of no lesser quality than were comprised in the original construction of the Premises;

(c)	in accordance with the original design of the Premises (subject to Clause 6.2.6(iii)), all applicable consents and industry best practice;

(d)	without infringement of any Encumbrances (provided that, in respect of the Indemnity Encumbrances, this obligation shall be by way of indemnity only); and

(e)	with all due diligence;

(viii)

The Tenant shall ensure that appropriate and adequate insurance is in place at all times following the date of destruction or damage and until practical completion of reinstatement works with all such details being subject to the approval of the Landlord (acting reasonably);

(ix)

The Landlord and the Tenant shall each, acting reasonably, agree a protocol for the reimbursement of the costs of reinstatement works in stage payments as such reinstatement works progress upon production to the Landlord of satisfactory evidence that the expenditure has been properly incurred by the Tenant in so reinstating. The Landlord shall pay to the Tenant sums equal to the cost of the reinstatement works in accordance with the protocol and making up any shortfalls in insurance proceeds out of its own monies;

(x)

The Tenant shall allow the Landlord and any mortgagee and their respective professional advisers access to the Premises at reasonable times and upon reasonable prior notice for the purpose of inspecting the progress of reinstatement works provided that no party making such inspection shall give any instruction to any contractor or professional engaged in relation to the reinstatement works during such inspection;

(xi)	Clause 6.3 shall apply during the period covered by loss of rent insurance monies received by the Landlord but not further or otherwise;

(xii)	Subject to Clause 6.2.6(xiii), Clause 6.1.10 shall apply with references to “Landlord” changed to “Tenant” (but not vice versa);

(xiii)	In the event that:

(a)	all necessary planning and other consents have not been obtained within 24 months of the date of the relevant destruction or damage; or

(b)	reinstatement has not been practically completed within seven years following the date of the relevant destruction or damage,

in each case as a result of any default of the Tenant in carrying out its obligations to reinstate pursuant to this Clause 6.2.6 (but not where the delay is due to events beyond the reasonable control of the Tenant, other than insolvency of the Tenant), then the time periods set out in Clause 6.1.10(i) (where Clause (xiii)(a) applies) or Clause 6.1.10(ii) (where Clause (xiii)(b) applies) shall be extended by the amount of any such delay so caused by the Tenant and any dispute in respect of this Clause 6.2.6(xiii), shall be determined by an independent third party acting as an expert and appointed by agreement of the parties and in default of agreement upon the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors.

6.2.7	This Clause 6.2.7 shall apply in the event that the Tenant elects to reinstate the Premises pursuant to Clause 6.1.8 but not further or otherwise. If this Clause 6.2.7 applies:

(i)

The Landlord and the Tenant shall agree a development programme with key milestones (each acting reasonably and with all appropriate diligence) which shall include the obtaining of all necessary planning and other consents and practical completion of the reinstatement works;

(ii)

If at any time the progress of obtaining consents and carrying out the reinstatement works is delayed by more than four months the Landlord and the Tenant shall meet to discuss the reasons for the delay and any potential actions necessary to expedite the progress of the reinstatement works;

(iii)

If any of the key milestones agreed between the Landlord and the Tenant pursuant to this Clause 6.2.7 are missed by the Tenant by more than 8 months (save where the delay is due to events beyond the reasonable control of the Tenant, other than insolvency of the Tenant), the Landlord may serve notice on the Tenant stating its intention to step-in and complete the reinstatement works (“Step-In Notice”);

(iv)

If the Landlord serves the Step-In Notice the Tenant shall have a period of four months to provide the Landlord with evidence acceptable to the Landlord (acting reasonably) that it is taking all reasonable steps to ensure that there are no further delays to the agreed development programme or provide such other reassurances to the Landlord which are acceptable to the Landlord (acting reasonably) of its ability to keep within the agreed development programme going forward (subject to any extensions agreed between the Landlord and the Tenant); and

(v)

If at the expiry of the four month period referred to in Clause 6.2.7(iv) the Tenant has not satisfied the Landlord (acting reasonably) in accordance with Clause 6.2.7(iv), or there are further delays to the progress of the reinstatement works, then the Step-In Notice shall become effective (the “Step-In Date), in which case:

(a)

the Tenant will, if requested by the Landlord (and unless any relevant contractor or professional consultant is insolvent) procure the novation to the Landlord or a nominee of the Landlord of any appointments and/or contracts specified by the Landlord; and

(b)	the Tenant will grant licence to the Landlord and all parties authorised by the Landlord to enter and remain on the Premises to the exclusion of the Tenant and any undertenant or other party authorised by the Tenant on terms acceptable to the Landlord (acting reasonably) for the purpose of carrying out and completing the reinstatement works; and

(c)	if:

the Landlord has not either:

(I)

within 24 months following the Step-In Date obtained all planning permissions, approvals and consents necessary for the reinstatement of the Premises (and the Landlord hereby covenants to use all reasonable endeavours to obtain the same within such period) and unless the Landlord is at such date pursuing an appeal or proceedings in respect of the same; or

(II)	by the date which is:

seven years following the date of the relevant destruction or damage; or, if later such later date as is reasonable having regard to the state of the redevelopment works at the Step-In Date reached practical completion of the reinstatement works (and the Landlord hereby covenants to use all reasonable endeavours to complete the same within such period),

then the Tenant shall have the right by serving notice on the Landlord to terminate the Lease with immediate effect at any time after such dates (but prior to the date on which all such consents are obtained or the date on which the reinstatement is practically completed as the case may be).

6.2.8	Save where expressly stipulated to the contrary any dispute relating to this Clause 6.2 shall be referred to Arbitration.

6.3	Suspension of Rent

6.3.1

Subject to Clause 6.3.2 if the Premises or any part thereof, or any means of access, are unfit for occupation and use or inaccessible because of damage or destruction by an Insured Risk or Excluded Risk then (save to the extent that payment of the loss of rent insurance moneys is refused due to the act or default of the Tenant, unless the Tenant has made an election pursuant to Clause 6.2.5) the Principal Rent (or a fair proportion agreed by the Landlord and the Tenant acting reasonably according to the nature and extent of the damage or destruction) shall be suspended from the date of damage or destruction until the date on which the Premises or such part are again fit for occupation and use or accessible.

6.3.2

Notwithstanding anything to the contrary in this Lease Clause 6.3.1 shall not apply and the Principal Rent shall not be suspended if and to the extent that the relevant loss of rent insurance moneys are not received by the Landlord whether as a result of damage or destruction occurring prior to commencement of the

Contractual Term or occurring prior to the date on which loss of rent insurance is validly in effect.

6.3.3	Any dispute relating to this Clause 6.3 shall be referred to Arbitration.

6.4	Reinstatement/Determination following damage by an Excluded Risk

6.4.1	In this Clause 6.4:

Election Notice means notice given by the Landlord to the Tenant in which the Landlord elects to reinstate the Base Build Works and the Category A Works; and

Election Period means the period of 12 months following the relevant damage or destruction.

6.4.2

If (i) the whole of the Premises is destroyed by an Excluded Risk, or (ii) the whole of the Premises is damaged or a Major Part of the Premises is damaged or destroyed by an Excluded Risk so as to make the whole of the Premises or a Major Part unfit for occupation or use or inaccessible, then the Landlord shall have the right within the Election Period to give an Election Notice electing to reinstate the Base Build Works and the Category A Works.

6.4.3	If the Landlord gives an Election Notice in accordance with Clause 6.4.2 then:

(i)

subject to the provisions of Clause 6.4.6 the Landlord must reinstate the Base Build Works and the Category A Works at the Landlord’s cost and otherwise in accordance with the obligations under Clause 6.1;

(ii)

from the date of damage or destruction the provisions of Clause 6.3 shall apply as if the Premises (or the relevant part thereof) are unfit for occupation and use or inaccessible as a result of damage by an Insured Risk (notwithstanding the fact that such damage has not in fact been caused by an Insured Risk).

6.4.4	If the Landlord gives an Election Notice in accordance with Clause 6.4.2 but:

(iii)

the Landlord has not within six months after a request therefor from the Tenant provided evidence reasonably satisfactory to the Tenant that the Landlord has secured adequate funds for such reinstatement (which the Landlord hereby covenants so to do) the Tenant shall have the right by serving notice in writing on the Landlord to terminate this Lease with immediate effect at any time after such date (but prior to the date upon which the Landlord has provided such evidence);

(iv)

the Landlord has not by the date which is 24 months from the date of the Election Notice obtained all planning permissions, approvals and consents necessary for the reinstatement of the Base Build Works and the Category A Works (or in the circumstances set out in Clause 6.4.7 necessary for the reinstatement of the Base Build Works only) (and the Landlord hereby covenants to use all reasonable endeavours to obtain the same within such period) and unless the Landlord is then pursuing an appeal or proceedings in respect of the same, the Tenant shall have the right by serving notice in writing on the Landlord to terminate this Lease with immediate effect at any time after such date (but prior to the date that the same have been obtained);

(v)

the reinstatement of the Base Build Works and the Category A Works has not been completed by the date which is seven years after the date of the Election Notice (and the Landlord hereby covenants to use all reasonable endeavours to complete the same within such period) then the Tenant shall have the right by serving notice in writing on the Landlord to terminate this Lease with immediate effect at any time after such date (but prior to the date of such completion).

6.4.5	If the Landlord:

(i)	gives notice to the Tenant within the Election Period that the Landlord will not reinstate the Base Build Works and the Category A Works; or

(ii)	has not given an Election Notice within the Election Period;

then this Lease will subject to Clause 6.4.6 terminate with immediate effect on the date which is six months after the earlier of:

(a)	the date on which the Landlord (having complied with its obligations in this Clause 6.4) gives notice within the Election Period that it will not reinstate; or

(b)	the expiry of the Election Period;

provided always that the Lease shall not terminate where the Tenant has served notice under Clause 6.4.6.

6.4.6

In the event that (i) the Landlord has given notice pursuant to Clause 6.4.5(i), or (ii) the Landlord has not given an Election Notice within the Election Period, or (iii) any Tenant’s termination right arises under Clause 6.4.4, the Tenant shall have the right at any time within six months after the earlier of the date of such notice or the expiry of the Election Period to elect itself to reinstate the Base Build Works and/or the Category A Works at its own cost and otherwise in accordance with Clause 6.2.3(iii) by service of notice in writing upon the Landlord.

6.4.7

In the event that the Landlord serves the Election Notice in accordance with Clause 6.4.2 the Tenant shall have the right at any time within six months thereafter by service of notice in writing upon the Landlord to elect itself to reinstate the Base Build Works and/or the Category A Works in substitution for the Landlord in which case the provisions of Clause 6.2.6 shall apply.

6.4.8

In the event of any termination of this Lease under Clauses 6.4.4 or 6.4.5 the parties’ obligations under this Lease shall cease but without prejudice to any claims which the Landlord or the Tenant may have against the other for any earlier breach of their respective obligations in this Lease.

6.4.9

If any part of the Premises which does not constitute a Major Part of the Premises is damaged or destroyed by an Excluded Risk, the obligation to reinstate set out in Clause 6.1.4 shall apply as if such damage or destruction had been caused by an Insured Risk and the Landlord shall make up any shortfall in the funds required to complete such reinstatement out of its own monies.

6.4.10	Time shall be of the essence for the purposes of this Clause 6.

6.4.11	Any dispute relating to this Clause 6.4 shall be referred to Arbitration.

7	Provisos

7.1	Forfeiture

  If any of the following events occurs:

7.1.1	the Tenant fails to pay any of the rents payable under this Lease within 21 days of the due date (whether or not formally demanded); or

7.1.2	the Tenant or Guarantor breaches any of its obligations in this Lease; or

7.1.3	the Tenant or Guarantor being a company incorporated within the United Kingdom

(i)	has an Administration Order made in respect of it or has any corporate action or other procedure or step taken in relation to the appointment of an administrator; or

(ii)

passes a resolution, or the Court makes an Order, for the winding up of the Tenant or the Guarantor, otherwise than a member’s voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction previously consented to by the Landlord (consent not to be unreasonably withheld); or

(iii)	has a receiver or administrative receiver or receiver and manager appointed over the whole or any part of its assets or undertaking; or

(iv)	is struck off the Register of Companies; or

(v)	is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or

7.1.4

where the Tenant or the Guarantor is a company (irrespective of its place of incorporation) proceedings or events analogous to those described in Clause 7.1.3 shall be instituted or shall occur outside the United Kingdom; or

7.1.5	the Tenant or Guarantor being an individual:

(i)	has a bankruptcy order made against him; or

(ii)	appears to be unable to pay his debts within the meaning of Section 268 of the Insolvency Act 1986;

then the Landlord may re-enter the Premises or any part of the Premises in the name of the whole and forfeit this Lease and the Term created by this Lease shall immediately end, but without prejudice to the rights of the Landlord in respect of any breach of the obligations contained in this Lease;

7.2	Goldman Sachs Forfeiture

Whilst the Tenant of this Lease is Goldman Sachs International or an Affiliate or Group Company of Goldman Sachs International, the terms of Clause 7.1 shall be suspended and the terms of this Clause 7.2 shall apply instead.

  If any of the following events occurs:

7.2.1

the Tenant fails to pay any of the rents payable under this Lease within 21 Working Days of the due date (provided an invoice has been issued to the Tenant) and such failure shall continue for 21 Working Days after receipt of written notice by the Tenant from the Landlord and provided there have been more than two other rent defaults in the preceding rolling 12 month period (excluding any failure to pay any of the rents that was cured by the Tenant within the applicable grace period); or

7.2.2

the Tenant materially breaches any of its obligations in this Lease and such breach shall continue for a period of 60 Working Days after the Tenant shall have received notice of such breach from the Landlord specifying such breach (unless such breach requires work to be performed, acts to be done or conditions to be removed which cannot by their nature or because of unavoidable delays reasonably be performed, done or removed, as the case may be, within such 60 Working Day period, in which case no event of default shall be deemed to exist as long as the Tenant shall have commenced curing the relevant breach within such 60 Working Day period and shall, subject to unavoidable delays, diligently and continuously prosecute such cure to completion); or

7.2.3	the Tenant being a company incorporated within the United Kingdom:

(i)	has an Administration Order made in respect of it; or

(ii)

passes a resolution, or the Court makes an Order, for the winding up of the Tenant otherwise than a member’s voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction previously consented to by the Landlord (consent not to be unreasonably withheld or delayed); or

(iii)	has a receiver or administrative receiver or receiver and manager appointed over the whole or any part of its assets or undertaking; or

(iv)	is struck off the Register of Companies; or

(v)	is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or

7.2.4

where the Tenant is a company (irrespective of its place of incorporation) proceedings or events analogous to those described in Clause 7.2.3 shall be instituted or shall occur outside the United Kingdom; or

7.2.5	the Tenant being an individual:

(i)	has a bankruptcy order made against him; or

(ii)	is unable to pay his debts within the meaning of Section 268 of the Insolvency Act 1986;

then the Landlord shall have the right to re-enter the Premises or any part of the Premises in the name of the whole and forfeit this Lease and the Term created by this Lease shall immediately end, but without prejudice to the rights of the Landlord in respect of any breach of the obligations contained in this Lease,

Provided that if the breach is one set out in Clauses 7.2.3 to 7.2.5 (inclusive) the Landlord shall not forfeit this Lease if within the period of 60 Working Days an Acceptable Covenant enters into and delivers to the Landlord a deed covenanting to pay the rents and observe and perform the Tenant’s covenants in this Lease in substitution for the existing Tenant;

  And provided further that if a charge over the Premises is registered under Clause 4.17, then so long as such charge subsists:

(i)

the Landlord shall not forfeit this Lease until 60 Working Days after service of written notice on the chargee (at the address given when the charge was registered, as updated in writing) of the Landlord’s intention specifying the breach complained of; and

(ii)

if the breach is one set out in Clauses 7.2.3 to 7.2.5 (inclusive) the Landlord shall not forfeit this Lease if within the 60 Working Day period referred to in (i) above the chargee or some other person acceptable to the Landlord enters into and delivers to the Landlord a deed covenanting to pay the rents and observe and perform the Tenant’s covenants in this Lease or a deed of covenant including the provisions substantially in the form set out in the Fourth Schedule; and

(iii)

the Landlord shall accept the chargee’s cure of any Tenant default within 30 Working Days after the later of service of the notice under (i) above and the expiry of the Tenant’s cure period. The chargee shall also have a grace period of such time as it reasonably needs to cure the relevant breach (including any time that may be necessary to obtain possession of the Premises), provided it has begun to cure such breach within the 30 Working Day period specified in this subclause (iii) and proceeds with reasonable diligence to complete such cure.

7.3	Conduct of claims

7.3.1

If any claim is made against or liability incurred (in this Clause, an “Indemnity Claim”) by a party to this Lease (in this Clause, an “Indemnified Party”) in respect of which an indemnity is or is to be given by another party (the “Indemnifier”) pursuant to this Lease, the Indemnified Party shall use all reasonable endeavours to limit and/or mitigate the loss or liability in respect of the Indemnity Claim.

7.3.2

The Indemnifier shall not be liable for any Indemnity Claim on an indemnity basis unless the Indemnified Party gives written notice to the Indemnifier (i) as soon as reasonably practicable, following the Indemnified Party becoming aware of the facts, matters and/or circumstances that may give rise to the Indemnity Claim concerned, and (ii) containing full details of the facts, matters and/or circumstances that may give rise to that Indemnity Claim.

7.3.3

If the Indemnified Party becomes aware of an Indemnity Claim which arises as a consequence of a claim made or potentially to be made against the Indemnified Party by a third party (in this Clause, a “Third Party Claim”), the Indemnified Party shall:

(i)

not make any admission of liability, agreement, settlement or compromise to or with any person in relation to that Third Party Claim, or do anything in its conduct of the Third Party Claim which is likely to affect the amount of the Third Party Claim or the amount claimed under the indemnity and/or the liability of the Indemnifier, in each case, without the prior written consent of the Indemnifier (such approval not to be unreasonably withheld);

(ii)	take such action as the Indemnifier shall reasonably request to avoid, resist, dispute, appeal, compromise or defend such Third Party Claim;

(iii)

give the Indemnifier or its duly authorised representatives such assistance, and access to (and permission to take copies of) such relevant documents and correspondence as the Indemnifier shall reasonably require to allow the Indemnifier to investigate and assess the merits of the Third Party Claim;

(iv)

take such action as the Indemnifier shall reasonably request in writing to avoid, dispute, resist, defend, appeal, or compromise the Third Party Claim and only appoint such legal counsel as the Indemnifier shall first approve in writing (such approval not to be unreasonably withheld) in connection with the Third Party Claim;

(v)	keep the Indemnifier informed in all material respects as to the progress of the Third Party Claim, including copies of all material communications; and

(vi)

if the Indemnifier shall so reasonably request in writing, delegate full and exclusive conduct of the Third Party Claim to the Indemnifier (to the exclusion of the Indemnified Party) and permit the Indemnifier to conduct all proceedings and all negotiations relating to the Third Party Claim concerned, in each case, in the Indemnified Party’s name.

7.4	Dispute resolution and Arbitration

7.4.1

Without prejudice to Clause 7.4.5 and subject to Clause 7.4.3, in the event of any dispute or difference arising under or in connection with this Lease, including any dispute or difference relating to any non-contractual obligations arising out of or in connection with it, the parties shall first endeavour to settle such dispute or difference within 25 Working Days of notification of the same in writing by one party to the other.

7.4.2

Where the parties are unable to reach such settlement, the dispute or difference shall be referred in writing by either party to the parties’ representatives for resolution. Each party shall nominate one such representative, being (i) a director (or equivalent) or senior adviser of the relevant party, or (ii) for so long as a party is a member of the Goldman Sachs group of companies, a managing director of an Affiliate of such party. Where the parties’ representatives are unable to resolve such dispute or difference within 25 Working Days of the dispute being referred to them in writing, the dispute or difference shall be dealt with as set out in the remainder of this Clause 7.4.

7.4.3

Where one of the parties reasonably considers that the dispute or difference needs to be dealt with urgently then either party may proceed without first complying with Clauses 7.4.1 and 7.4.2 or may carry out such steps in parallel with any other action to deal with the dispute.

7.4.4	Either party may serve written notice on the other of their intention to refer a dispute under Clauses 6.3, 6.4 or paragraph 3.2 of The Third Schedule to Arbitration (the “Arbitration Notice”).

7.4.5

Where this Lease provides for a dispute to be referred to Arbitration then it shall be referred to and finally resolved by Arbitration pursuant to the Arbitration Act 1996 by a single arbitrator agreed between the Landlord and the Tenant, such arbitrator to be:

(i)

In the case of a reference to Arbitration made pursuant to Schedule 3 only, a Member of the Royal Institution of Chartered Surveyors based in the City of London who is an independent chartered surveyor with not less than 10 years’ experience of valuing and current experience of leasing property similar in nature and location to the Premises and who is well acquainted with the market in the area in which the Premises are located; and

(ii)

In the case of any reference to Arbitration pursuant to this Lease, ready, willing and able to devote sufficient time, diligence and industry to ensure the expeditious and efficient conduct of the arbitration.

7.4.6

In the absence of agreement between the parties under Clause 7.4.5 above within 30 days of the date of service of the Arbitration Notice, an arbitrator fulfilling the criteria at Clause 7.4.5(i) and 7.4.5(ii) (as applicable) may be nominated on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors.

7.4.7

Both parties shall use all reasonable endeavours to convene an initial meeting with the arbitrator to agree the timetable for the arbitration as soon as reasonably practicable following his/her appointment and, in any event, within 28 days of such appointment.

7.4.8

If either party issues legal proceedings in respect of a matter which this lease provides shall be referred to Arbitration, the other party may (upon notice to the other parties to the proceedings) apply to the court in which the proceedings have been brought to stay the proceedings so far as they concern that matter in accordance with Section 9 of the Arbitration Act 1996.

7.4.9

The arbitrator shall have the power to order payment of both his fees and either party’s legal costs by the other party on the general principle that costs should reflect the parties’ relative success and failure in the arbitration, and may take into account the parties’ conduct in the arbitration including unnecessary delays or costs incurred.

7.4.10	In the absence of a determination by the arbitrator as to his fees they shall be borne equally by the Landlord and the Tenant.

7.4.11

If the arbitrator is ready to make his award, but is unwilling to do so due to a party’s failure to pay its share of the costs in connection with the award, the other party may serve on such defaulting party a notice requiring the defaulting party to pay such costs within 20 Working Days, and if the defaulting party fails to comply with such notice the other party may pay to the arbitrator the defaulting party’s costs and any amount so paid shall be a debt due forthwith from the defaulting party to the other party.

7.4.12

The arbitration and all information and documents disclosed, filed or served by any party or the arbitrator for the purpose of the arbitration (including any award and procedural orders), shall be, and shall remain, private and confidential, unless agreed in writing by all of the parties or required by law.

7.4.13	The seat, or legal place of arbitration, shall be London, England. The language used in the arbitral proceedings shall be English.

7.4.14

The arbitrator has the power to appoint experts, legal advisers or assessors. The Parties shall be given a reasonable opportunity to comment on any information, opinion or advice offered by any such person. The fees and expenses of an expert, legal adviser or assessor appointed by the arbitrator are expenses of the arbitrator.

7.5	Planning Acts

The Landlord does not warrant that the Permitted Use complies with the Planning Acts.

7.6	Break Clause

7.6.1	The Tenant shall have the right to terminate the Contractual Term on [ ] by giving to the Landlord not less than 12 calendar months’ previous notice in writing.

7.6.2	Any notice given by the Tenant shall operate to terminate the Contractual Term only if the Principal Rent has been paid by

7.6.3	Upon termination of the Contractual Term this Lease shall cease and determine but without prejudice to any claim in respect of any prior breach of the obligations contained in this Lease.

7.6.4

Within 10 Working Days after termination of the Contractual Term pursuant to this Clause 7.6 the Landlord shall refund to the Tenant the proportion of the Principal Rent (together with any VAT and any sums specified in Clauses 4.3 and 6.2.1) relating to the period from and excluding the date of termination up to and excluding the next Quarter Day calculated on a daily basis.

7.6.5	Time shall be of the essence for the purposes of this Clause 7.6.

7.7	Option to Renew

7.7.1

In this Clause Further Lease means a lease to be granted by the Landlord to the Tenant pursuant to this Clause on the same terms as this Lease (except for this clause 7.7 which shall not be included in the Further Lease) but subject to the following qualifications:

(i)	the further term (the “Further Term”) shall commence on the expiry of the Contractual Term and be ten years;

(ii)	the Further Lease shall contain a break right on the same terms as in Clause 7.6 of this Lease to operate on the fifth anniversary of the commencement of the term of the Further Lease; and

(iii)

the amount of the initial Principal Rent reserved shall be a peppercorn subject to a rent review on the first day of the Further Term in accordance with the provisions of the Third Schedule (but for the avoidance of doubt excluding paragraph 2.1 of the Third Schedule and there shall be a further review of the rent on the fifth anniversary of the date of commencement of the Further Term).

7.7.2

The Tenant shall have the right to elect to take the Further Lease by written notice to the Landlord not less than 12 calendar months before the expiry of the Contractual Term but shall have no right in the event that the Tenant has exercised or exercises the right to terminate this Lease pursuant to Clause 7.6.

7.7.3	Any notice given by the Tenant shall only take effect if the Tenant has paid the Principal Rent due at the date the notice is served.

7.7.4	Any notice given by the Tenant shall be irrevocable.

7.8	Right of First Offer

7.8.1	If the Landlord is considering a Qualifying Disposal of the Premises it shall inform the Tenant in advance of marketing such Qualifying Disposal to any third parties.

7.8.2

If the Landlord shall wish to effect a Qualifying Disposal of its interest it shall on each occasion give notice (a “Disposal Notice”) to the Tenant of such desire and provide to the Tenant such information and proposals prior to providing to the market in relation to such Qualifying Disposal so that the Tenant shall have the opportunity to make an offer in respect of such Qualifying Disposal.

7.8.3

A written offer made by the Tenant to the Landlord in respect of the Qualifying Disposal proposed in such Disposal Notice, and irrevocable for not less than 20 Working Days, is known as a “Purchase Offer”.

7.8.4

If the Tenant does not make a Purchase Offer within 30 Working Days of a Disposal Notice then during the period of 7 months and 10 Working Days from the date of the Disposal Notice the Landlord shall have the right without the need to serve any further Disposal Notice in respect of such Qualifying Disposal to agree a Qualifying Disposal of the Premises to any other party on such terms as it sees fit so long as the same are not materially less favourable to the Landlord than those provided to the Tenant in the original Disposal Notice.

7.8.5

If following a Purchase Offer the Landlord notifies the Tenant within 20 Working Days that it wishes to accept in principle subject to contract and to further negotiation such Purchase Offer then on an exclusive basis during the period of 60 Working Days from the Landlord’s in principle acceptance the parties shall use reasonable endeavours to negotiate and agree in good faith terms for the conclusion of a legally binding transaction based on such Purchase Offer. The Tenant shall have the right to specify another Group Company or an Affiliate as the purchaser.

7.8.6

If following a Purchase Offer the Landlord notifies the Tenant that it does not wish to accept such Purchase Offer then during the period of 4 months from the date of the related Disposal Notice the Landlord shall not agree a Qualifying Disposal of the Premises to any other party at less than the price contained in the Purchase Offer or on terms less favourable to the Landlord than those in the Purchase Offer without serving on the Tenant a further Disposal Notice in respect of such Qualifying Disposal specifying the lower price and revised terms.

7.8.7

The provisions of this Clause 7.8 shall not apply to any sale of the Premises resulting (i) from the bona fide exercise by the Landlord’s mortgagee of its enforcement remedies following an event of default in respect of any loan facility granted to the Landlord; or (ii) any bona fide intra-group transfer to a Group Company or an Affiliate of the Landlord.

7.8.8	The rights in this Clause 7.8 are personal to Goldman Sachs International and its Affiliates and Group Companies of Goldman Sachs International.

7.8.9	The Landlord consents to the Tenant registering a restriction on the proprietorship register of the Landlord’s title to the Premises in the following form:

“No disposition of the registered estate (other than a charge) by the proprietor of the registered estate is to be registered without a certificate signed by a conveyancer, that the provisions of Clause 7.8 in the Lease dated 17 August 2018 and made between (1) Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited; and (2) Goldman Sachs International have been complied with or that they do not apply to the disposition”.

7.8.10

The Tenant shall apply to the Land Registry for cancellation of the restriction as soon as possible following any assignment of this Lease to an entity other than an entity referred to in Clause 7.8.8 and the Tenant hereby authorises the Landlord to apply to the Land Registry for an on behalf of the Tenant if the Tenant fails to apply for withdrawal within 20 Working Days.

7.9	Notices

Any notice given in connection with this Lease shall be in writing and served by registered or recorded delivery post or delivery by hand at the relevant registered office of the parties hereto or the address stated in this Lease or at such other address as shall be notified in writing by the relevant party to the other party to this Lease from time to time (and the Landlord shall provide a UK address for service at all times) and such notice shall be deemed to have been served on the date of delivery or, in the case of posting, 72 hours after posting. For the avoidance of doubt, no notices may be given by fax, email or SMS.

7.10	Confidentiality

7.10.1

The Landlord acknowledges that it or its affiliates, agents or employees may, in the course of performing the Landlord’s obligations or exercising the Landlord’s rights under this Lease, be exposed to or acquire information which is proprietary to or confidential to the Tenant or its affiliated companies or their clients or to third parties to whom the Tenant or its affiliated companies owe a duty of confidentiality (“Confidential Information”). Any and all non-public information of any form obtained by the Landlord or its affiliates, agents or employees in the performance of their obligations under this Lease shall be deemed to be Confidential Information. The Landlord agrees that it and its affiliates or agents shall:

(i)	hold all Confidential Information in strict confidence;

(ii)	not use, copy, reproduce, convey, transmit or disclose Confidential Information for any purpose other than as may reasonably be necessary in performing the Landlord’s obligations under this Lease;

(iii)	not sell, assign, license, market or otherwise transfer any interest in Confidential Information;

(iv)	advise each of their employees who may be exposed to Confidential Information of their obligations hereunder to keep such information confidential, as described in full under this provision;

(v)	take appropriate measures to safeguard Confidential Information and prevent their employees from disclosing or allowing access to Confidential

Information (inadvertently or otherwise) in a manner which is prohibited by this clause; and

(vi)

upon expiry or earlier termination of this Lease, deliver up (and ensure that all employees deliver up) to the Tenant all documents containing Confidential Information and ensure that all such information stored electronically or in any other form is destroyed, promptly certifying in writing that such delivery and destruction has taken place.

7.10.2

If requested by the Tenant, the Landlord shall cause each of its affiliates, agents (including contractors and subcontractors) or employees who has access to Confidential Information to execute an agreement in such form as may be reasonably required by the Tenant. The Landlord shall supply all executed agreements to Tenant promptly upon request.

7.10.3	This provision shall survive the termination or expiration of this Lease.

7.11	Background Check Procedures

7.11.1	Notwithstanding any other provision of this Lease and subject to applicable law:

(i)

except as otherwise provided in Clause 7.11.1(ii) below or as the Tenant may permit, the Landlord shall cause all of its activities in the Premises, including all services rendered pursuant to this Lease, to be performed only by individuals who have cleared the Tenant’s security and background check procedures as administered by the Tenant and in effect from time to time (“Background Check Procedures”); and

(ii)

no individual acting for or on behalf of the Landlord or any third party and entering the Premises under any right of entry reserved by this Lease (or for any agent, contractor, subcontractor, vendor, service provider or representative of the Landlord or of any such other tenant or person) or otherwise granted by the Tenant shall be permitted to enter the Premises for the purposes of performing any maintenance, repairs, alterations, cleaning or other works or related inspections or preparations unless such individual has cleared the Background Check Procedures.

7.11.2

Notwithstanding anything herein to the contrary, the Background Check Procedures shall not be applicable for such individuals accessing the Premises (i) in emergency situations and any unforeseen circumstance in which the Landlord believes in good faith that injury or property damage will occur if services are delayed by the Tenant’s Background Check Procedures, however, such individuals shall to the extent practicable be accompanied by a Landlord representative that has cleared Background Check Procedures or (ii) for purposes of providing non-routine, one time services, or for any other purpose as agreed with the Tenant, as long as such individuals shall be accompanied at all times by a representative of the Landlord that has cleared the Background Check Procedures.

7.12	Anti-Bribery and Corrupt Practices

7.12.1

Neither the Landlord nor any of its affiliates, agents or employees shall, directly or indirectly, make a bribe or other illegal gift or payment or offer, promise or authorize a bribe or other illegal gift or payment to any public or private person or entity, in connection with this Lease or the Premises subject to this Lease. The

Landlord represents and warrants that it has not taken, or permitted any of its affiliates, agents or employees to take, any action which would constitute a breach of this provision, and covenants to comply with (and require its affiliates, agents or employees to comply with) this provision.

7.12.2	This provision shall survive the termination or expiration of this Lease.

7.13	Antidiscrimination

The Landlord shall observe and comply with all applicable equality and related laws, including the Equality Act 2010.

7.14	Environmental Policy

7.14.1	The Tenant requires the Landlord and its affiliates, agents or employees to comply fully with all applicable environmental laws, regulations and standards in the conduct of their business.

7.14.2

Further, the Tenant has a corporate level Environmental Policy Framework (the “Environmental Policy”), an excerpt of which is appended at Appendix 4 hereto, and the Landlord agrees that it will take the Environmental Policy into consideration in connection with the performance of its obligations under this Lease and will, upon request from the Tenant, provide information on its environmental policies and practices as they relate to this Lease.

7.15	No Promotion

7.15.1	The Landlord agrees that neither it nor any of its affiliates, agents or employees (including the Landlord’s leasing agent) shall, without the prior written consent of the Tenant in each instance:

(i)

use in advertising, publicity, marketing or other promotional materials, on websites or in any activities, on any signage or otherwise the name, trade name, trademark, trade device, service mark, symbol, or image (including any abbreviation, contraction or simulation thereof) of or owned by the Tenant, its affiliates or any of their respective officers or employees;

(ii)

represent, directly or indirectly, that any product or service provided by the Landlord or any of its affiliates, agents or employees has been approved or endorsed by the Tenant or any affiliate of the Tenant; or

(iii)

discuss with or provide disclosure or comments to unrelated third parties (save to the extent reasonably necessary in order to obtain and secure debt finance in relation to the Premises) or members of the press or other media regarding the existence or terms of this Lease or any related document or any of the Tenant’s activities.

7.15.2

The Landlord acknowledges that damages may be an inadequate remedy for the Tenant in respect of a breach of this provision and that the Tenant may wish to seek injunctive relief. This provision shall survive the termination or expiration of this Lease.

7.16	Automatic Termination

7.16.1

In the event the Landlord and Tenant remain Affiliates as of 28 February 2019, this Lease shall terminate automatically with no amount owed by either party to the other and each party shall be unconditionally released from each of the provisions of this Lease.

7.16.2	Immediately following the commencement of the Contractual Term the parties agree to endorse this Lease to remove this Clause 7.16.

8	Governing Law and Jurisdiction

8.1.1	This Lease and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law.

8.1.2	Clauses 8.1.3 and 8.1.4 shall apply unless any dispute arises under Clauses 6.3, 6.4 or paragraph 3.2 of the Third Schedule which shall be referred to Arbitration.

8.1.3

Each of the parties to this Lease irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit action or proceedings and/or to settle any disputes which may arise out of or in connection with this Lease, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (respectively “Proceedings” and “Disputes”) and for these purposes each party irrevocably submits to the jurisdiction of the courts of England.

8.1.4

Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Dispute brought in any court referred to in this Clause shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

9	Entire Agreement

This Lease supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Lease and contains the whole agreement between the parties relating to the subject matter of this Lease at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

10	No Inducement

Each party acknowledges that it has not been induced to enter into this Lease by any representation, warranty or undertaking not expressly incorporated into it. So far as permitted by law and except in the case of fraud or deliberate misrepresentation, each party agrees and acknowledges that its only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this lease shall be for breach of the terms of the Lease, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

11	Amendments

  No amendment or modification of this Lease shall be valid or binding on any party unless the same:

11.1.1	is made in writing;

11.1.2	refers expressly to this Lease; and

11.1.3	is signed by all parties or their duly authorised representatives.

12	Invalidity

If any part of this Lease should be held or deemed to be void, illegal, invalid or unenforceable under any applicable enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Lease and the validity, legality and enforceability of the remainder of this Lease shall not in any way be affected or impaired and shall remain in full force and effect, and the parties (acting reasonably) shall use their reasonable endeavours to agree a lawful alternative to such void, illegal, invalid or unenforceable part of this Lease.

13	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14	No Waiver

No failure or delay by any party in exercising any right or remedy shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy. Any waiver of a breach of this Lease shall not constitute a waiver of any subsequent breach.

This Lease is delivered as a deed the day and year first before written.

The First Schedule

The Premises

The land and building known as Plumtree Court, 25 Shoe Lane, London EC4A 4AU as registered under title numbers NGL805390, NGL170224, AGL358964 and AGL359132 shown edged red on plan 1 annexed at Appendix 1 hereto (the areas within title numbers AGL359132 and AGL358964, shown shaded green and dark blue, respectively, on the plan 1 annexed at Appendix 1 hereto, only include the underground structural walls) including all additions, alterations and improvements thereto or reinstatements thereof or buildings substituted therefor and shall also include all landlord’s fixtures and fittings from time to time in and about the same including all lifts, lift shafts and lift machinery, escalators, all boilers, central heating and air conditioning plant, all electrical and mechanical plant, machinery, equipment and apparatus and water and sanitary apparatus.

The Second Schedule

Part I - Easements and Other Rights granted

1	The right without any requirement for the Landlord’s consent to:

1.1

erect plant and equipment, satellite and communication equipment, solar panels and equipment, aerials and security equipment on the roof of the Premises and to carry out any works ancillary thereto including forming bases, enclosures and cabling works;

1.2	erect any signs, flag poles, notices or advertisements whether or not visible outside the Premises; and

1.3	name and rename the building at the Premises, such right being personal to Goldman Sachs International and any Group Company or Affiliate of Goldman Sachs International.

2	The right to access and remain on neighbouring property as permitted by the Public Realm Documents for the purpose of complying with the obligations in Clause 4.28.

Part II - Exceptions and Reservations

There are excepted and reserved to the Landlord rights of entry on the Premises as referred to in Clauses 4.5.3 and 4.22.

Part III - Encumbrances

	Date	Document	Parties

1		The entries in the property and charges registers of Title Nos NGL805390, NGL170224, AGL358964 and AGL359132 as at 27 July 2018

2	14 December 2001	Lease of Cable Chamber and associated lower level areas Fleet Building 70 Farringdon Street London	Goldman Sachs Property Management (1) and British Telecommunications plc (2)

3	14 December 2001	Lease of Access Shaft Lift Motor Room and associated lower level areas Fleet Building 70 Farringdon Street London	Goldman Sachs Property Management (1) and British Telecommunications plc (2)

4		Deed of Variation and Surrender of Part of Lease of Access Shaft Lift	Farringdon Street LP, acting by its general partner Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (1) and British Telecommunications plc (2)

	Date	Document	Parties
5		Deed of Variation and Surrender of Part of Lease of Cable Chamber	Farringdon Street LP, acting by its general partner Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (1) and British Telecommunications plc (2)

6		Agreement for lease of basement lift lobby area	Farringdon Street LP, acting by its general partner Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (1) and British Telecommunications plc (2)

7		Lease of basement lift lobby area	Farringdon Street LP, acting by its general partner Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (1) and British Telecommunications plc (2)

8	28 October 2013	Section 106 Agreement and Section 278 Agreement	Mayor and Commonalty and Citizens of the City of London (1) and Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (2)

9	1 February 2018	Deed of Variation to Section 106 Agreement and Section 278 Agreement	Mayor and Commonalty and Citizens of the City of London (1) and Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (2)

10	1 February 2018	Section 278 Agreement	Transport for London (1) and Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (2) Mayor and Commonalty and Citizens of the City of London (3)

11	1 February 2018	Water Main Access Agreement	Thames Water (1) and Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (2)

12	2 August 2017	Lease of Basement Substation	Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (1) and London Power Networks plc (2)

13	2 August 2017	Lease of Basement Switchroom	Farringdon Street Partners Limited and Farringdon Street

	Date	Document	Parties
(Nominee) Limited (1) and London Power Networks plc (2)

14	19 January 1893	Conveyance	Mayor and Commonalty and Citizens of the City of London (1) Henry Thomas Tubbs (2) Henry Byrne (3)

15	28 November 1961	Agreement	London Electricity Board (1) HM Postmaster General (2)

16	9 February 2017	Wayleave Agreement	Farringdon Street LP, acting by its general partner Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (1) Colt Technology Services (2)

17	17 August 2017	Wayleave Agreement	Farringdon Street LP, acting by its general partner Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (1) British Telecommunications Plc (2)

18	6 October 2017	Wayleave Agreement	Farringdon Street LP, acting by its general partner Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (1) Level 3 Communications UK Limited (2)

19	6 October 2017	Wayleave Agreement	Farringdon Street LP, acting by its general partner Farringdon Street Partners Limited and Farringdon Street (Nominee) Limited (1) Zayo Group UK Limited (2)

20	24 February 2017	Second Supplemental Licence relating to works at the access shaft, lift motor room and associated lower level areas	British Telecommunications plc (1) The General Partner and the Nominee (as trustees for the Limited Partnership) (2)

The Third Schedule

Rent Review

1	In this Schedule:

1.1	Assumed Review Premises means the premises demised by the Rent Review Lease with the benefit of the Assumed Review Premises Rights;

1.2	Assumed Review Premises Specification means the specification attached to the Rent Review Lease being applicable to the Assumed Review Premises;

1.3

Assumed Review Premises Rights means the rights contained in the Rent Review Lease and all other rights as appropriate in order to use fairly the Assumed Review Premises as a separate demise within a multi-let building which will include a fair and reasonable proportion appropriate to the upper level offices of power, cooling, riser space, lifts and all other services including a fair allowance for load shedding;

1.4	First Review Date means the first review date listed in the Particulars;

1.5	Review Date means each of the Review Dates mentioned in the Particulars and Relevant Review Date shall be interpreted accordingly;

1.6	Rack Rental Value means the annual rent (exclusive of VAT) at which the Assumed Review Premises might reasonably be expected to be let in the open market at the Relevant Review Date

Assuming

1.6.1	the letting is on the same terms as those contained in the Rent Review Lease and for the avoidance of doubt including the Assumed Review Premises Rights;

1.6.2

that prior to the grant of this Lease the Assumed Review Premises were completed in accordance with the Assumed Review Premises Specification and are available to let as a whole, with vacant possession, by a willing landlord to a willing tenant, without premium;

1.6.3	the Assumed Review Premises are ready, fit and available for immediate occupation and use for the Permitted Use in the Rent Review Lease;

1.6.4	all the obligations on the part of the Landlord and the Tenant contained in this Lease have been fully performed and observed;

1.6.5	no work has been carried out to the Assumed Review Premises or the Premises which has reduced the rental value of the Assumed Review Premises;

1.6.6	if the whole or any part of the Assumed Review Premises or the Premises or access thereto has been destroyed or damaged it has been fully reinstated;

1.6.7	the remainder of the Premises excluding the Assumed Review Premises are fully let;

But disregarding

1.6.8	any goodwill attached to the Assumed Review Premises by reason of any business carried on at the Premises;

1.6.9

any effect on rent of the fact that any Tenant and any undertenant or any Affiliate of the Tenant is or has been in occupation of the Assumed Review Premises or the Premises or any adjoining or neighbouring premises;

1.6.10

any effect on rent of any improvements at the Premises made with the Landlord’s written consent (where required) by the Tenant or any undertenant, except improvements carried out pursuant to an obligation to the Landlord or at the expense of the Landlord;

Provided that the Rack Rental Value shall be that which would be payable after the expiry of any rent free period or concessionary rent period for fitting out (or the receipt of any contribution to fitting out works or other inducement in lieu thereof) of such length as would be required by the willing tenant to undertake its fitting out works so that no discount reduction or allowance is made to reflect (or compensate the tenant for the absence of) any such rent free or concessionary rent period or contribution or other inducement;

1.7	Revised Rent means the new Principal Rent following each Review Date pursuant to paragraph 2 of this Schedule.

2	The Principal Rent shall be reviewed on

2.1	the First Review Date to the higher of:

2.1.1	£54,120,000; and

2.1.2	the Rack Rental Value of the Assumed Review Premises on the First Review Date agreed or determined in accordance with this Lease multiplied by 3.23355;

2.2	each Review Date after the First Review Date to the higher of:

2.2.1	the Principal Rent payable immediately before the Relevant Review Date (disregarding any suspension or abatement of the Principal Rent); and

2.2.2	the Rack Rental Value of the Assumed Review Premises on the Relevant Review Date agreed or determined in accordance with this Lease multiplied by 3.23355.

3	The Rack Rental Value of the Assumed Review Premises at any Review Date shall be:

3.1	agreed in writing between the Landlord and the Tenant; or

3.2	determined by Arbitration at any time but not earlier than the Relevant Review Date on the application of either Landlord or Tenant made no earlier than three months before the Relevant Review Date.

4	If the Revised Rent is not agreed or determined by the Relevant Review Date:

4.1	the Principal Rent payable immediately before the Relevant Review Date shall continue to be payable until the Revised Rent is ascertained;

4.2	when the Revised Rent is ascertained:

4.2.1	the Tenant shall pay within 20 Working Days of ascertainment:

(i)

any difference between the Principal Rent payable immediately before the Relevant Review Date and the Principal Rent which would have been payable had the Revised Rent been ascertained on the Relevant Review Date (the “Balancing Payment”); and

(ii)

interest on the Balancing Payment at Base Rate from the date or dates when the Balancing Payment or the relevant part or parts would have been payable had the Revised Rent been ascertained on the Relevant Review Date;

4.2.2	the Landlord and Tenant shall sign and exchange a memorandum recording the agreed amount of the Revised Rent.

5

If at any Relevant Review Date the operation of the rent review provisions in this Lease, or the normal collection and retention by the Landlord of any increase in the Principal Rent is prohibited or modified, the Landlord may elect at any time that the day after the date on which any such prohibition or modification is relaxed shall be substituted for the Relevant Review Date.

6	Time shall not be of the essence for the purposes of this Schedule.

The Fourth Schedule

Guarantee

THIS GUARANTEE is made by way of deed on [    ] by [    ] (the “Guarantor”), a [    ] duly organised under the laws of [    ], for the benefit of [    ], a company incorporated in [    ] (the “Counterparty”), pursuant to the Lease between [                                             ] and [                        ] dated as of [    ] (as amended, restated, supplemented and/or otherwise modified from time to time of which the Landlord is now the Counterparty and the current Tenant is referred to herein as the Company and shall include any authorised guarantee agreement given by the Tenant with respect to the performance of any of the covenants and conditions in the Lease) (the “Obligations”).

NOW THIS DEED WITNESSES as follows:

Guarantee

Subject as provided below, the Guarantor unconditionally and irrevocably guarantees, by way of deed poll to the Counterparty, the prompt and complete payment when and to the extent due, whether by acceleration or otherwise, of all Obligations, whether now in existence or hereafter arising, of the Company.

The Guarantor as Principal Obligor

As between the Guarantor and the Counterparty but without affecting the Company’s Obligations, the Guarantor will be liable under this Deed of Guarantee as if it were the sole and principal obligor and not merely a surety. Accordingly, it will not be discharged, nor will its liability in respect of the Obligations be affected by anything which would not discharge it or affect its liability if it were the sole principal obligor (including (1) any time, indulgence, waiver or consent at any time given to the Company or any other person, (2) any amendment to any of the terms of the Obligations or to any security or other guarantee or indemnity, (3) the release of any such security, guarantee or indemnity, (4) the dissolution, amalgamation, reconstruction or reorganisation of the Company or any other person, (5) the illegality, invalidity or unenforceability of or any defect in any provision of the Obligations, (6) the surrender of part of the Premises, or (7) the transfer of the reversion expectant on the Term).

The Counterparty may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor: (1) agree with the Company to make any change in the terms of the Obligations; (2) take or fail to take any action of any kind in respect of any security for the Obligations; (3) exercise or refrain from exercising any rights against the Company or others in respect of the Obligations; or (4) compromise or subordinate the Obligations, including any security therefor.

Discharge by the Company

If any payment in respect of the Obligations received by, to or to the order of, the Counterparty is, on the subsequent bankruptcy or insolvency of the Company, avoided under any laws relating to bankruptcy or insolvency, such payment will not be considered as having discharged or diminished the liability of the Guarantor in respect of the Obligations and this Deed of Guarantee will continue to apply in respect of the Obligations as if such payment had at all times remained due and owing by the Company.

Indemnity

As a separate and alternative stipulation, the Guarantor unconditionally and irrevocably agrees that any sum or obligation which, although expressed to be payable or deliverable under the Obligations, is for any reason (whether or not now existing and whether or not now known or becoming known to the Company, the Guarantor or the Counterparty) not recoverable from the Guarantor on the basis of a guarantee will nevertheless be recoverable from it as if it were the sole principal obligor and will be paid or performed by it in favour of the Counterparty.

Governing law

This Deed of Guarantee and any non-contractual obligations arising out of or in connection herewith shall be governed by and construed in accordance with English law.

Jurisdiction

Subject as provided below, the courts of England shall have jurisdiction to settle any disputes which may, directly or indirectly, arise out of or in connection with this Deed of Guarantee including a dispute relating to any non-contractual obligations arising out of or in connection herewith and accordingly the Guarantor submits to the exclusive jurisdiction of the English courts to hear all suits, actions or proceedings (together the “Proceedings”) relating to any such dispute. The Guarantor waives any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum.

Service of Process

The Guarantor agrees that service of process in England may be made on it at the registered office which the Company may, from time to time, keep in England and Wales. Nothing in this Deed of Guarantee shall affect the right to serve process in any other manner permitted by law.

Contracts (Rights of Third Parties) Act 1999

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed of Guarantee, but this does not affect any right or remedy of any person which exists or is available from that Act.

IN WITNESS whereof this Guarantee has been executed and delivered by the Guarantor as a deed on the date first above-mentioned.

EXECUTED AS A DEED

By [the Guarantor]                 )

acting by                                 )

acting under the authority      )

of that company                     )

Witness’s signature

Name:

Address:

Signed as a deed by FARRINGDON	}/s/ Vikram Chima
STREET PARTNERS LIMITED
acting by Vikram Chima
a Director in the presence of:
Witness’s signature /s/ Lydia Allaby

Name	Lydia Allaby
Address	1 Silk Street London EC2Y 8HQ
Occupation	Trainee Solicitor

Signed as a deed by FARRINGDON	}/s/ Vikram Chima
STREET (NOMINEE) LIMITED
acting by Vikram Chima
a Director in the presence of:
Witness’s signature /s/ Lydia Allaby

Name	Lydia Allaby
Address	1 Silk Street London EC2Y 8HQ
Occupation	Trainee Solicitor

Signed as a deed by GOLDMAN SACHS	}/s/ Vikram Chima
INTERNATIONAL
acting by its attorney Vikram Chima
in the presence of:

Goldman Sachs International by its attorney Vikram Chima
Witness’s signature /s/ Lydia Allaby

Name	Lydia Allaby
Address	1 Silk Street London EC2Y 8HQ
Occupation	Trainee Solicitor

Appendix 1

Demise Plans

Appendix 2

Rent Review Specification

Appendix 3

Rent Review Lease

Appendix 4

Environmental Policy

Appendix 5

Permitted Alterations Schedule

Appendix 6

Licence to Alter